UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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The Kraft Heinz Company
200 East Randolph Street
Suite 7600
Chicago, Illinois 60601

March 3, 2017

Dear Fellow Stockholders:
I am pleased to invite you to our 2017 Annual Meeting of Stockholders on Wednesday, April 19, 2017 at 11:00 a.m. EDT at the Offices of Reed Smith LLP located at 225 Fifth Ave., Pittsburgh, PA 15222.
The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement provide details about the meeting, including instructions on registering ahead of time in order to attend the meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote in person at the Annual Meeting.
On behalf of the Board of Directors, thank you for your commitment to The Kraft Heinz Company.

Sincerely,
Alexandre Behring
Chairman of the Board

THE KRAFT HEINZ COMPANY
200 East Randolph Street, Suite 7600
Chicago, Illinois 60601

 NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	11:00 a.m. EDT on Wednesday, April 19, 2017.

PLACE:	Offices of Reed Smith LLP
225 Fifth Ave.,
Pittsburgh, PA 15222

ITEMS OF BUSINESS:	(1)	To elect all director nominees named in the Proxy Statement to one-year terms expiring in 2018;
	(2)	To hold an advisory vote to approve executive compensation;
	(3)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2017;
	(4)	To vote on three shareholder proposals, if properly presented; and
	(5)	To transact any other business properly presented at the meeting.

WHO MAY VOTE:	Stockholders of record at the close of business on February 21, 2017.

WHO MAY ATTEND:
If you would like to attend the Annual Meeting, you must be a stockholder on the record date and obtain an admission ticket in advance. For details on attending the Annual Meeting, see Question 19 on page 44 of the Proxy Statement.

DATE OF DISTRIBUTION:
We mailed our Notice of Internet Availability of Proxy Materials on or about March 3, 2017. For stockholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2016 and the proxy card on or about March 3, 2017.

March 3, 2017
James J. Savina Senior Vice President, Global General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 19, 2017
The Kraft Heinz Company’s Proxy Statement and Annual Report on Form 10-K
are available at https://materials.proxyvote.com/500754

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NON-QUALIFIED DEFERRED COMPENSATION TABLE	36

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	37

OWNERSHIP OF EQUITY SECURITIES	39

OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING	41

PROCEDURAL MATTERS AND FREQUENTLY ASKED QUESTIONS	41

2018 ANNUAL MEETING OF STOCKHOLDERS	45

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PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This is not a complete description, and you should read the entire Proxy Statement carefully before voting.
ANNUAL MEETING

Time and Date	11:00 a.m. EDT on Wednesday, April 19, 2017

Place	Offices of Reed Smith LLP, 225 Fifth Ave., Pittsburgh, PA 15222

Record Date	February 21, 2017

Voting	Stockholders as of the Record Date are entitled to one vote per share on each matter to be voted upon at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”).

Admission
If you plan to attend the meeting, you must be a stockholder of record on the Record Date and obtain an admission ticket in advance as described in Question 19 on page 44 of this Proxy Statement. As space is limited, it is mandatory that you obtain a ticket in advance.

VOTING PROPOSALS AND BOARD RECOMMENDATION

Proposal		Board Recommendation	Page Reference

Proposal 1 –	Election of Directors	For all nominees	3

Proposal 2 –	Advisory Vote to Approve Executive Compensation	For	9

Proposal 3 –	Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Auditors for 2017	For	9

Proposal 4 –	Shareholder Proposal: Resolution Related to Sustainability and Nutrition	Against	21

Proposal 5 –	Shareholder Proposal: Resolution Related to Packaging	Against	22

Proposal 6 –	Shareholder Proposal: Resolution Related to Deforestation	Against	23
BOARD OF DIRECTORS
The table below provides summary information about each director nominee as of February 18, 2017.

Name	Age	Director Since	Occupation and Experience	Independent	Audit	Comp	Gov	Ops & Strat
Gregory E. Abel	54	2013	Chairman, Chief Executive Officer and President, Berkshire Hathaway Energy	Yes				X
Alexandre Behring (Chairman)	50	2013	Founding Partner, Managing Partner and Board Member, 3G Capital	Yes		Chair	Chair	X
Tracy Britt Cool	32	2013	Chief Executive Officer, The Pampered Chef	Yes
Warren E. Buffett	86	2013	Chairman and Chief Executive Officer, Berkshire Hathaway Inc.	Yes
John T. Cahill (Vice Chairman)	59	2015	Former Chairman and Chief Executive Officer, Kraft Foods Group, Inc.	No				Chair
Feroz Dewan	40	2016	Chief Executive Officer, Arena Holdings Management	Yes	X
Jeanne P. Jackson	65	2015	President and Strategic Advisor, NIKE, Inc.	Yes	X		X
Jorge Paulo Lemann	77	2013	Founding Partner and Board Member, 3G Capital	Yes		X	X
Mackey J. McDonald	70	2015	Senior Advisor, Crestview Partners	Yes	X	X
John C. Pope	67	2015	Chairman, PFI Group, LLC	Yes	Chair		X
Marcel Herrmann Telles	66	2013	Founding Partner and Board Member, 3G Capital	Yes		X	X

EXECUTIVE COMPENSATION SUMMARY
Consistent with the provisions of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related U.S. Securities and Exchange Commission (“SEC”) rules, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” (the “CD&A”) beginning on page 28). This “say-on-pay” vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers as described in this Proxy Statement.
The Board of Directors of The Kraft Heinz Company (“Kraft Heinz,” “we” or “us”), primarily through the Compensation Committee, spends considerable effort defining and overseeing Kraft Heinz’s executive compensation program. Our compensation program is based on a pay-for-performance philosophy and designed to accomplish the following goals:

•	Reward superior financial and operational performance;

•	Place a significant portion of compensation at risk if performance goals are not achieved;

•	Align the interests of the Named Executive Officers with those of our stockholders; and

•	Enable us to attract, retain and motivate top talent.
As described in further detail in the CD&A below, consistent with these goals, our compensation program has been designed with a view toward linking a significant portion of the compensation of each Named Executive Officer to company and individual performance and the growth in the value of Kraft Heinz. Please read the CD&A and related “Executive Compensation Tables” for additional details about our executive compensation programs, including information about our Named Executive Officers’ fiscal year 2016 compensation.
AUDITORS
We are also asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending December 30, 2017.

COMPANY PROPOSALS
PROPOSAL 1. ELECTION OF DIRECTORS
Director Nomination and Qualification
Prior to July 2, 2015, primarily all of our common stock was owned by Berkshire Hathaway Inc. (“Berkshire Hathaway”) and 3G Global Food Holdings, LP (“3G Global Food Holdings” and together with its affiliates, “3G Capital”) following their acquisition of H.J. Heinz Company on June 7, 2013. On July 2, 2015, through a series of transactions, we consummated the merger of Kraft Foods Group, Inc. (“Kraft”) with and into a wholly owned subsidiary of H.J. Heinz Holding Corporation (“Heinz”) (the “2015 Merger”). At the closing of the 2015 Merger, Heinz was renamed The Kraft Heinz Company. Following the 2015 Merger, we became a public company listed on The NASDAQ Global Select Market (“NASDAQ”). Berkshire Hathaway and 3G Capital continue to hold a majority of our outstanding shares. See “Ownership of Equity Securities” for further information about their respective stock ownership.
In connection with the 2015 Merger, Kraft and Heinz agreed on the selection of directors to serve on the initial Board of Directors of Kraft Heinz (the “Board” or the “Board of Directors”) upon the closing of the 2015 Merger, including the following Director nominees:

•	Messrs. Behring, Lemann and Telles (each of whom was selected by 3G Global Food Holdings);

•	Messrs. Abel and Buffett and Ms. Cool (each of whom was selected by Berkshire Hathaway); and

•	Messrs. Cahill, McDonald and Pope and Ms. Jackson (each of whom was selected by Kraft).
There were no other agreements between Kraft and Heinz regarding the selection of directors of Kraft Heinz following the merger. Upon the closing of the 2015 Merger, 3G Capital and Berkshire Hathaway entered into a shareholders’ agreement that governs how each party and its affiliates will vote the shares of Kraft Heinz common stock held by them with respect to supporting certain directors who are nominated by the Board and designated for support by either 3G Global Food Holdings or Berkshire Hathaway. See “Corporate Governance and Board Matters — Independence and Related Person Transactions — Certain Relationships and Transactions with Related Persons —Shareholders’ Agreement” for further information.
Upon the recommendation of the Nominating and Corporate Governance Committee (the “Governance Committee”), the Board appointed Mr. Dewan as a member of the Board effective October 21, 2016 to fill a vacancy created in connection with the retirement of L. Kevin Cox on April 21, 2016.
The Governance Committee is responsible for identifying, evaluating and recommending to the Board nominees for election at the Annual Meeting. The Governance Committee relies on nominee suggestions from the directors, stockholders, management and others. From time to time, the Governance Committee may retain executive search and board advisory firms to assist in identifying and evaluating potential nominees. The Governance Committee believes that the current size and composition of the Board is appropriate, giving us the combined expertise of former officers or directors from each of Kraft and Heinz, as well as a diverse set of perspectives around the boardroom. Our current Board of Directors is also appropriately sized to allow effective committee organization and to facilitate efficient meetings and decision-making. In January 2017, the Governance Committee recommended and the Board nominated each director for re-election to the Board of Directors.
General Qualifications
The Board believes all directors should possess certain personal characteristics, including integrity, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners and consumers. Under our Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of individuals for nomination, the Governance Committee takes into account many factors. These factors include: the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly traded company in today’s business environment; understanding of Kraft Heinz’s businesses and markets; professional expertise and background; and other factors that promote diversity of views and experience. The Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her Kraft Heinz responsibilities, taking into account the individual’s other commitments. In addition, the Board considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy.

When determining whether to recommend a director for re-election, the Governance Committee also considers the director’s attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities.
Diversity
The Guidelines provide that the Governance Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience, the Governance Committee believes that diversity offers a significant benefit to the Board and Kraft Heinz, as varying viewpoints contribute to a more informed and effective decision-making process. The Governance Committee seeks broad experience in relevant industries, professions and areas of expertise important to our operations, including manufacturing, marketing, technology, finance and accounting. As shown below under “ — Individual Skills and Experience,” the director nominees have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners and consumers.
Individual Skills and Experience
When evaluating potential director nominees, the Governance Committee considers each individual’s professional expertise and educational background in addition to the general qualifications. The Governance Committee evaluates each individual in the context of the Board as a whole. The Governance Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent our stockholders’ interests. To help the Governance Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Additionally, the Governance Committee conducts an annual evaluation of the Board to assess the experience, skills, qualifications, diversity and contributions of each individual and of the Board as a whole.
The Governance Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs, including:

•
significant operating experience as current or former executives, which provides directors with specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy;

•	consumer products and retail industry knowledge, which is vital in understanding and reviewing our strategy;

•
leadership experience, as directors who have served in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•
accounting and financial expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

•
product development and marketing experience in complementary industries, which contributes to our identification and development of food and beverage products and implementation of marketing strategies that will improve our performance; and

•
public company board and corporate governance experience at large, publicly traded global companies, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of stockholder interests.

The following table highlights each director nominee’s specific skills, knowledge and experiences. A particular director may possess additional skills, knowledge or experience even though they are not indicated below.

Director	Operating	Industry	Leadership	Accounting and Financial	Product Development and Marketing	Public Company Board/ Corporate Governance
Alexandre Behring (Chairman)	✓	✓	✓	✓		✓
John T. Cahill (Vice Chairman)	✓	✓	✓	✓	✓	✓
Gregory E. Abel	✓		✓	✓		✓
Tracy Britt Cool	✓	✓	✓		✓
Warren E. Buffett	✓	✓	✓	✓		✓
Feroz Dewan	✓		✓	✓		✓
Jeanne P. Jackson	✓	✓	✓	✓	✓	✓
Jorge Paulo Lemann	✓	✓	✓	✓	✓	✓
Mackey J. McDonald	✓	✓	✓		✓	✓
John C. Pope	✓		✓	✓	✓	✓
Marcel Herrmann Telles	✓	✓	✓	✓	✓	✓
The Board believes that all the director nominees are highly qualified. As the table above and biographies below show, the director nominees have significant leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group, they represent diverse views, experiences and backgrounds. All director nominees satisfy the criteria set forth in our Guidelines and possess the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success.
The Governance Committee recommended, and the Board nominated, each of the director nominees listed below for election at the Annual Meeting. All directors are standing for election as directors to hold office for a one-year term expiring at the 2018 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified. The following presents information regarding each director nominee as of February 18, 2017, including information about the director’s professional experience, public company directorships held and qualifications.
The persons named as proxies in the proxy card or electronic voting form will vote the shares represented by the proxy card or electronic voting form FOR or AGAINST the director nominees or ABSTAIN from voting, as instructed in the proxy card or electronic voting form. If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring prior to or at the Annual Meeting, the persons designated as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.
THE BOARD RECOMMENDS STOCKHOLDERS VOTE FOR EACH NOMINEE.
Gregory E. Abel
Age: 54
Mr. Abel has served on our Board since June 2013. Mr. Abel has served on the Berkshire Hathaway Energy Board (since 2000), and has served as Chairman (since 2011), Chief Executive Officer (since 2008) and President (since 1998). Berkshire Hathaway Energy is a diversified global holding company that owns subsidiaries principally engaged in energy businesses in the Unites States, Canada, Great Britain and the Philippines. The Berkshire Hathaway Energy businesses include AltaLink, L.P., BHE Pipeline Group, BHE Renewables, BHE U.S. Transmission, HomeServices of America, Inc., MidAmerican Energy Company, Northern Powergrid Holdings Company, NV Energy, Inc. and PacifiCorp. Mr. Abel serves as Chairman, Chief Executive Officer and Director of PacifiCorp, as Chairman, President, Chief Executive Officer and Director of CE Casecnan Ltd., as Chairman and Director of Northern Natural Gas Company, Northern Powergrid Holdings Company and NV Energy, Inc., and as Director of AltaLink Management Ltd. and HomeServices of America, Inc.
Mr. Abel also serves as a Director and Vice Chairman of Edison Electric Institute, an association of U.S. investor-owned electric companies and AEGIS Insurance Services, Inc., a mutual insurance company, and serves on the Board of Directors for Kum & Go, L.C., a convenience store chain, and Nuclear Electric Insurance Limited, a mutual insurance company of nuclear power facilities.

Mr. Abel has experience as chief executive officer and director of multiple energy companies. Due to his service as a director in a highly-regulated industry and his management experience, he provides the Board with strong regulatory and operational skills, including international experience.
Alexandre Behring (Chairman)
Age: 50
Mr. Behring has served on our Board as Chairman since June 2013. Mr. Behring is a Founding Partner and has been Managing Partner and a Board Member of 3G Capital, a global investment firm, since 2004. He also serves as the Executive Chairman of the Board of Restaurant Brands International Inc., the parent company of Burger King and Tim Hortons, quick service restaurant companies, since October 2014. Previously, he had served on the Board of Directors of Burger King Worldwide, Inc. and its predecessor as chairman from October 2010 until December 2014. He has also served as a director of Anheuser-Busch Inbev, a global brewer, since April 2014.
Previously, Mr. Behring spent 10 years at GP Investments, one of Latin America’s premier private-equity firms, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 through 2004, as Chief Executive Officer of America Latina Logistica (“ALL”), Latin America’s largest railroad and logistics company. He served as a director of ALL until December 2011. From July 2008 to May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company.
Mr. Behring’s extensive leadership experience in developing and operating both public and private companies brings an important perspective and ability to lead and motivate. Mr. Behring’s particular qualifications and operational, financial, logistics and strategic skills strengthen the Board’s collective knowledge and capabilities.
Tracy Britt Cool
Age: 32
Ms. Cool has served on our Board since June 2013. Ms. Cool has served as Chief Executive Officer of The Pampered Chef, a direct seller of high-quality cooking tools, since November 2014. Ms. Cool joined Berkshire Hathaway, The Pampered Chef’s parent company, in December 2009 as Financial Assistant to the Chairman. Ms. Cool is currently the Chairman of Benjamin Moore & Co., a leading manufacturer and retailer of paints and architectural coatings (since June 2012), Chairman of Larson-Juhl, a manufacturer and distributor of wood and metal framing products (since January 2012), and Chairman of Oriental Trading Company, a direct merchant of party suppliers, arts and crafts, toys and novelties (since November 2012).
Ms. Cool has experience as chairman of several Berkshire Hathaway subsidiaries, as well as insight into financial, investment and other complex subjects.
Warren E. Buffett
Age: 86
Mr. Buffett has served on our Board since June 2013. Mr. Buffett has served as the Chairman and Chief Executive Officer of Berkshire Hathaway, a diversified holding company, since 1970.
Mr. Buffett brings over 45 years of experience as Chairman and Chief Executive Officer of publicly traded and private companies, providing the Board with a strong background in finance, investing and other complex subjects. His extensive experience in investing and building companies provides the Board with strong leadership and an investor’s perspective. Mr. Buffett has significant investment experience, including the evaluation of strategic opportunities and challenges of Kraft Heinz’s business and our competitive and financial position, as well as experience in public and private company financial reporting practices.
Mr. Buffett has pledged all of his Berkshire Hathaway shares, representing 99% of his net worth, to philanthropic endeavors.

John T. Cahill (Vice Chairman)
Age: 59
Mr. Cahill has served on our Board as Vice Chairman since July 2, 2015, prior to which he served as Chairman and Chief Executive Officer of Kraft since December 28, 2014. Mr. Cahill previously served as Kraft’s non-executive Chairman from March 8, 2014 to December 2014. Prior to that, he served as Kraft’s Executive Chairman since October 1, 2012. Mr. Cahill joined Mondelēz International, Inc. (“Mondelēz International”), a food and beverage company and Kraft’s former parent, on January 2, 2012 as the Executive Chairman Designate, North American Grocery, and served in that capacity until the spin-off of Kraft from Mondelēz International in October 2012. Prior to that, he served as an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, from 2008 to 2011. Mr. Cahill spent nine years with The Pepsi Bottling Group, Inc., a beverage manufacturing company, most recently as Chairman and Chief Executive Officer from 2003 to 2006 and Executive Chairman until 2007. Mr. Cahill previously spent nine years with PepsiCo, Inc., a food and beverage company, in a variety of leadership positions. He currently serves as lead independent director of American Airlines Group and is also a director at Colgate-Palmolive Company and a former director of Kraft and Legg Mason, Inc.
Mr. Cahill has extensive experience in the food and beverage industry, having served as Chairman and Chief Executive Officer of Kraft and in various key roles at other food and beverage companies. Mr. Cahill brings leadership, operating, marketing and product development experience, as well as insight into accounting and financial subjects.
Feroz Dewan
Age: 40
Mr. Dewan has served on our Board since October 2016. Mr. Dewan is CEO of Arena Holdings Management LLC, an investment holding company. Previously, Mr. Dewan has served in several positions with Tiger Global Management, an investment firm with approximately $20 billion under management across public and private equity funds, from 2003 to 2015, including most recently as Head of Public Equities. He also served as a Private Equity Associate at Silver Lake Partners, a private equity firm focused on leveraged buyout and growth capital investments in technology, technology-enabled and related industries, from 2002 to 2003. Mr. Dewan has served as a director of Fortive Corporation, a diversified industrial growth company, since July 2016.

Mr. Dewan has experience with technology and technology related companies as well as experience in the areas of financial matters, risk management and corporate governance.
Jeanne P. Jackson
Age: 65
Ms. Jackson has served on our Board since July 2, 2015 and previously served on the Kraft board of directors from October 2012 to July 2, 2015. Ms. Jackson has served as President and Strategic Advisor, of NIKE, Inc., a designer, marketer and distributor of athletic footwear, equipment and accessories, since June 2016. She previously served as NIKE's President, Product and Merchandising from July 2013 until June 2016 and President, Direct to Consumer at NIKE, Inc. from 2009 until July 2013. Prior to that, she founded and served as the Chief Executive Officer of MSP Capital, a private investment company, from 2002 to 2009 and as Chief Executive Officer of Walmart.com, a private eCommerce enterprise, from 2000 to 2002. Ms. Jackson currently serves as a director of Delta Airlines, Inc. and McDonald’s Corporation and was formerly a director of Kraft and Motorola Mobility Holdings, Inc. Ms. Jackson previously served in various leadership positions at Gap Inc., Victoria’s Secret, Saks Fifth Avenue and Federated Department Stores, Inc., all clothing retailers, and Walt Disney Attractions, Inc., the theme parks and vacation resorts division of The Walt Disney Company, a mass media company.
Ms. Jackson brings leadership, operating and marketing experience as a result of her experience as a current and former senior executive with several major consumer retailers. Having supervised principal financial officers and served on audit committees of several public companies, Ms. Jackson also has knowledge of accounting and financial subjects.

Jorge Paulo Lemann
Age: 77
Mr. Lemann has served on our Board since June 2013. Mr. Lemann is a Founding Partner and has been a Board Member of 3G Capital since 2004 and a Director of Anheuser-Busch InBev since 2004. Mr. Lemann founded and was Senior Partner of Banco de Investimentos Garantia S.A. in Brazil from 1971 through June 1998. He was also Chairman of the Latin American Advisory Committee of the New York Stock Exchange. Mr. Lemann has been a member of JP Morgan International Council since 2012.
Mr. Lemann has experience as a director of a consumer products company and has strong international experience in the beverage industry. He also has broad knowledge of strategy, financial, investing and business development.
Mackey J. McDonald
Age: 70
Mr. McDonald has served on our Board since July 2, 2015 and previously served on the Kraft board of directors from October 2012 to July 2, 2015. Mr. McDonald has served as a Senior Advisor to Crestview Partners, a private equity firm, since 2008. Prior to that, he served at VF Corporation, an apparel manufacturer, as Chief Executive Officer from 1996 to 2008 and as President from 1993 to 1996. Mr. McDonald also served at VF Corporation as a director from 1993 to 1998 and as Chairman of the Board from 1998 to 2008. Mr. McDonald currently serves as a director of Hyatt Hotels Corporation and was formerly a director of Kraft, Mondelēz International and Wells Fargo & Company.
As a former president and chief executive officer of a global consumer products company, Mr. McDonald brings industry knowledge as well as leadership and operating experience.
John C. Pope
Age: 67
Mr. Pope has served on our Board since July 2, 2015 and previously served on the Kraft board of directors from August 2012 to July 2, 2015. Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm, since 1994. Mr. Pope also serves as Chairman of the Board of R.R. Donnelley and Sons Co., a printing company, since May 2014 and as a director of Talgo S.A., a railcar manufacturer, since March 2015. From November 2004 to December 2011, he served as Chairman of the Board of Waste Management, Inc., a provider of comprehensive waste management services. Mr. Pope also served as Chairman of the Board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities at United Airlines, a U.S.-based airline, and its parent, UAL Corporation, including as Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer and Executive Vice President, Marketing and Finance. Mr. Pope is Chairman of the Board of R.R. Donnelley and Sons Co. and a director of Talgo S.A. and Waste Management, Inc. Mr. Pope was formerly a director of Con-way, Inc., Dollar Thrifty Automotive Group, Inc., Kraft, Mondelēz International and Navistar International Corporation.
Mr. Pope has served as Chairman of a financial management firm and in several key leadership roles at a global company, including as Chief Financial Officer. Combined with his experience as an audit committee member of several public companies, Mr. Pope brings accounting and financial expertise, as well as leadership, operating, marketing and international experience.
Marcel Herrmann Telles
Age: 66
Mr. Telles has served on our Board since June 2013. Mr. Telles is a Founding Partner and has been a Board Member of 3G Capital since 2004 and a Director of Anheuser-Busch InBev since 2004. He has also served as a Director of AmBev, a subsidiary of Anheuser-Busch InBev since 2000, and as Chief Executive Officer of Companhia Cervejaria Brahma (which became AmBev in 2002) from 1989 to 1999. Mr. Telles was formerly a director of Lojas Americanas S.A. and Burger King Worldwide Holdings, Inc. and served as an advisory board member of ITAU-UNIBANCO.
Mr. Telles has experience as a chief executive officer of a consumer products company and as a director of multiple public and private companies in various industries. He has knowledge of strategy and business development, finance, supply chain management and distribution and leadership development.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. As described in detail in the CD&A, our executive compensation programs are designed to attract, retain and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. We believe that our compensation program effectively aligns the interests of employees and stockholders and rewards superior financial and operational performance. Please read the CD&A beginning on page 28 and “Executive Compensation Tables” beginning on page 33 for specific details about our executive compensation programs. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers described in this Proxy Statement. This vote on the Named Executive Officer compensation is advisory, and therefore will not be binding on Kraft Heinz, our Compensation Committee or our Board. However, our Board and Compensation Committee value our stockholders’ opinions and will evaluate the results of this vote.
At our 2016 annual meeting of shareholders, the compensation of our named executive officers was approved by approximately 98.4% of the votes cast. This result demonstrated strong shareholder support for our executive compensation approach. The Compensation Committee believes that the current compensation programs effectively align pay and performance and promote long-term shareholder value; therefore no specific program changes were made as a result of the voting results.
We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:
“RESOLVED, that Kraft Heinz’s stockholders approve, on an advisory basis, the compensation paid to Kraft Heinz’s Named Executive Officers, as disclosed in this Proxy Statement, pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”
The Board recommends a vote FOR the approval of our Named Executive Officer compensation as disclosed in this Proxy Statement.
PROPOSAL 3. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of our Board of Directors is responsible for the appointment, compensation, oversight, retention and termination of our independent auditors. Pursuant to its Charter, the Audit Committee has authority to approve all audit engagement fees to be paid to the independent auditors. The Audit Committee selected PwC, a registered public accounting firm, as our independent auditors for 2017.
The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the selection of PwC as our independent auditors. The Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company’s independent auditors for 2017 is in the best interests of the Kraft Heinz and its stockholders. The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our stockholders do not ratify the selection, the Audit Committee may investigate the reasons for our stockholders’ rejection and may consider whether to retain PwC or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in Kraft Heinz’s and our stockholders’ best interests.
PwC has served as our independent auditors since 2015, and had served as the independent auditor to both Kraft and Heinz prior to the 2015 Merger. We expect that representatives of PwC will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Additional information about our independent auditors, including our pre-approval policies and PwC’s aggregate fees for 2015 and 2016, can be found below under “Board Committees and Membership — Audit Committee.”
The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Kraft Heinz’s independent auditors for 2017.

CORPORATE GOVERNANCE AND BOARD MATTERS
GOVERNANCE GUIDELINES AND CODES OF CONDUCT
Corporate Governance Guidelines
The Guidelines articulate our governance philosophy, practices and policies in a range of areas, including: the Board’s role and responsibilities; composition and structure of the Board; establishment and responsibilities of the committees of the Board; executive and director performance evaluations; and succession planning. The Governance Committee reviews the Guidelines annually and recommends any changes to the Board.
Code of Business Conduct and Ethics for Non-Employee Directors and Code of Conduct for Employees
We have a written Code of Business Conduct and Ethics for Non-Employee Directors (the “Directors Ethics Code”) that is designed to deter wrongdoing and to promote:

•	honest and ethical conduct;

•	due care, diligence and loyalty;

•	confidentiality of our proprietary information;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the Directors Ethics Code and prompt internal reporting of violations.
Annually, each non-employee director acknowledges in writing that he or she has received, reviewed and understands the Directors Ethics Code.
We also have a written Code of Conduct for employees (the “Code of Conduct”). It includes a set of employee policies that cover ethical and legal practices for nearly every aspect of our business. The Code of Conduct reflects our values and contains important rules our employees must follow when conducting business to promote compliance and integrity. The Code of Conduct is part of our global compliance and integrity program that provides support and training throughout our company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy. We will disclose in the Corporate Governance section of our Web site (described below) any amendments to our Directors Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.
Corporate Governance Materials Available on Our Web Site
Our Web site contains the Guidelines, our Board committee charters, the Code of Conduct and the Directors Ethics Code. To view these documents, go to http://ir.kraftheinzcompany.com and click on “Corporate Governance.” We will promptly deliver free of charge, upon request, a copy of the Guidelines, the Board committee charters, the Code of Conduct or the Directors Ethics Code to any stockholder requesting a copy. Requests should be directed to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, IL 60601.
The information on our Web site is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.
KEY CORPORATE GOVERNANCE PRACTICES
We have adopted a number of corporate governance practices to promote and enhance the Board’s independent leadership, accountability and oversight:

•	Leadership Structure. We have an independent Chairman of the Board, separate from our Chief Executive Officer. No member of our management serves on the Board.

•
Executive Sessions. At each Board meeting, our directors meet without the Chief Executive Officer or any other members of management present to discuss issues important to Kraft Heinz, including any matters regarding management.

•
Special Meetings of the Board. Our Amended and Restated By-Laws (the “By-Laws”) allow the Chairman, the Vice Chairman, or the chair of any committee with the support of at least two other directors, or the majority of the directors then in office, to call special meetings of the Board.

•	Annual Performance Evaluation. The Governance Committee develops and oversees an annual evaluation process for the Board.

•	Special Meetings of Stockholders. Our By-Laws allow stockholders of record of at least 20% of the voting power of our outstanding stock to call a special meeting of stockholders.

•
Stockholder Action by Written Consent. Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) allows stockholder action by written consent if such consent is signed by stockholders holding not less than the minimum number of shares necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.

•	Majority Voting in Director Elections. Our By-Laws provide that in uncontested elections, director nominees must be elected by a majority of the votes cast.
BOARD LEADERSHIP STRUCTURE
The Board has an independent Chairman, Mr. Behring, and a Vice Chairman, Mr. Cahill. The Chairman of the Board is responsible for facilitating a highly functioning and effective Board, providing overall leadership and encouraging open communications. The Vice Chairman of the Board assists the Chairman and serves at meetings at which the Chairman is not in attendance or is unable to participate in a motion. Currently, no member of management serves on the Board.
The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer. While under the Guidelines, the Board generally believes that, as a general matter, it is not necessary for a member of management to serve as a director, from time to time, the Board may determine that it is appropriate to nominate members of management to the Board, including the Chief Executive Officer. The Board will periodically evaluate our leadership structure to determine what structure is in our best interests at the time based on our particular circumstances. The Board believes that its decision on leadership structure should be based on the particular composition of the Board (including the tenure and skill sets of the individual directors and the Board as a whole) and the needs and opportunities of Kraft Heinz over time. When determining the leadership structure that will allow the Board to effectively carry out its responsibilities and best represent our stockholders’ interests, the Board will consider various factors, including our specific business and long-term strategic needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices generally.
INDEPENDENCE AND RELATED PERSON TRANSACTIONS
Independence Determinations
The Guidelines require that a majority of the directors meet the NASDAQ listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no direct or indirect material relationship with Kraft Heinz. The Board determined that, under the NASDAQ listing standards, the following director nominees are independent: Mr. Abel, Mr. Behring, Mr. Buffett, Ms. Britt Cool, Mr. Dewan, Ms. Jackson, Mr. Lemann, Mr. McDonald, Mr. Pope and Mr. Telles. Mr. Cox, who retired in April 2016, was also determined to be independent. Mr. Cahill, the former Chief Executive Officer of Kraft and a current consultant to Kraft Heinz, is not independent.
In conducting its evaluations of Mr. Behring, Mr. Lemann and Mr. Telles, the Board considered each individual’s affiliation with 3G Capital, which currently holds approximately 24% of our outstanding common stock. Similarly, in conducting its evaluations of Mr. Abel, Mr. Buffett and Ms. Britt Cool, the Board considered each individual’s affiliation with Berkshire Hathaway, which currently holds approximately 27% of our outstanding common stock. In conducting its evaluation of Mr. Behring, the Board also considered his service on the board of directors of Restaurant Brands International Inc., the parent company of Burger King and Tim Hortons, quick service restaurant companies, which purchase certain of our products.

Review of Transactions with Related Persons
The Board has adopted a written policy regarding the review, approval or ratification of “related person transactions.” A related person transaction is one in which Kraft Heinz is a participant, the amount involved exceeds $120,000 and any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” include our directors, executive officers and 5% stockholders and their immediate family members. In accordance with this policy, the Governance Committee reviews transactions that might qualify as related person transactions. If the Governance Committee determines that a transaction qualifies as a related person transaction, then the Governance Committee reviews, and approves, disapproves or ratifies the related person transaction. The Governance Committee approves or ratifies only those related person transactions that are fair and reasonable to Kraft Heinz and in our and our stockholders’ best interests. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction. The chair of the Governance Committee will review and approve or ratify potential related person transactions when it is not practicable or desirable to delay review of a transaction until a Governance Committee meeting, and will report to the Governance Committee any transaction so approved or ratified. The Governance Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the Guidelines and the NASDAQ listing standards); and

•	whether the transaction would violate any provision of our Directors Ethics Code or Code of Conduct.
Registration Rights Agreement
In connection with the 2015 Merger, we entered into a registration rights agreement with 3G Global Food Holdings and Berkshire Hathaway. Pursuant to the registration rights agreement, we granted 3G Global Food Holdings and Berkshire Hathaway registration rights with respect to the shares of Kraft Heinz common stock held by 3G Global Food Holdings and Berkshire Hathaway as of the date of the closing of the merger, representing shares of Kraft Heinz common stock acquired from Heinz in connection with the merger and/or immediately prior to the merger pursuant to a warrant. The registration rights only apply to registrable shares and not shares of Kraft Heinz common stock subsequently acquired by either party. These rights include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. The rights are subject to certain holdback and suspension periods. We generally will bear all fees, costs and expenses related to registrations, other than underwriting discounts and commissions attributable to the sale of shares of Kraft Heinz common stock by 3G Global Food Holdings and Berkshire Hathaway, as applicable.
Demand Registration Rights
The registration rights agreement grants each of 3G Global Food Holdings and Berkshire Hathaway demand registration rights. We will be required, upon the written request of 3G Global Food Holdings or Berkshire Hathaway, to file a registration statement pursuant to its demand rights under the registration rights agreement, as promptly as practicable and to use our reasonable best efforts to effect registration of shares of Kraft Heinz common stock requested to be registered by 3G Global Food Holdings or Berkshire Hathaway, subject to certain exceptions. Each of 3G Global Food Holdings and Berkshire Hathaway may request up to three demand registrations in the aggregate.
Shelf Registration Rights
The registration rights agreement also grants each of 3G Global Food Holdings and Berkshire Hathaway shelf registration rights. Subject to our eligibility to use a Registration Statement on Form S-3, each of 3G Global Food Holdings and Berkshire Hathaway may request that we file a shelf registration statement with respect to some or all of its shares of Kraft Heinz common stock, and, upon such request, we are required to file such registration statement promptly as practicable, subject to certain exceptions.

“Piggyback” Registration Rights
The registration rights agreement grants each of 3G Global Food Holdings and Berkshire Hathaway “piggyback” registration rights. If we register any of our shares of common stock, either for our own account or for the account of other stockholders, each of 3G Global Food Holdings and Berkshire Hathaway will be entitled, subject to certain exceptions, to include its shares of common stock in the registration.
Holdback Periods
Notwithstanding the registration rights described above, if there is an offering of shares of Kraft Heinz and the managing underwriters for the offering advise us that a public sale or distribution of shares outside the offering would adversely affect the offering, then, if requested, each of 3G Global Food Holdings and Berkshire Hathaway will not dispose of, or request the registration of, any registrable shares for a certain period, which we refer to as a holdback period. The holdback period will begin on the 10th day before the pricing date of the offering and extend for either (i) 120 days or (ii) an earlier date, if designated by the managing underwriters.
Suspension Periods
In addition, we may delay or suspend the filing, effectiveness or use of a registration statement for a certain period, which we refer to as a suspension period, if we determine that (i) proceeding with the use or effectiveness of the registration statement would require us to disclose material non-public information and the disclosure of that information at that time would not be in our best interests or (ii) the registration or offering to be delayed or suspended would, if not delayed or suspended, materially adversely affect us or delay or otherwise materially adversely affect the success of any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason. During any calendar year, there will not be more than two suspension periods and the aggregate number of days included in all suspension periods in that year will not exceed 119 days.
Shareholders’ Agreement
In connection with the 2015 Merger, 3G Global Food Holdings and Berkshire Hathaway entered into a shareholders’ agreement that governs how each party and their affiliates will vote the shares of Kraft Heinz common stock held by them as of the date of closing of the merger, with respect to supporting certain directors that are designated by either 3G Global Food Holdings or Berkshire Hathaway. Pursuant to the shareholders’ agreement, 3G Global Food Holdings agrees that for so long as Berkshire Hathaway and its affiliates control shares representing at least 66% of the voting power in election of directors of shares owned by Berkshire Hathaway as of the consummation of the merger, 3G Global Food Holdings and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz board nominees designated by Berkshire Hathaway and not take any action to remove such designees without Berkshire Hathaway’s consent. Similarly, Berkshire Hathaway will agree that for so long as 3G Global Food Holdings and its affiliates control shares representing at least 66% of the voting power in elections of directors of shares owned by 3G Global Food Holdings as of the consummation of the merger, Berkshire Hathaway and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz board nominees designated by 3G Global Food Holdings and not take any action to remove such designees without 3G Global Food Holdings’ consent. The shareholders’ agreement provides that each party’s foregoing rights and obligations will step down upon specified reductions in ownership below the 66% threshold described above by either 3G Global Food Holdings or Berkshire Hathaway and their respective affiliates, as applicable.
Consulting Agreement
On July 9, 2015, we entered into a Consulting Agreement with Mr. Cahill pursuant to which he provides advisory and consulting services to us related to current and historical finances, relationships with licensors, customers and vendors, employee matters, product development, marketing and distribution, government affairs and strategic opportunities. Mr. Cahill’s services under the Consulting Agreement are distinct from his duties as a director. For 2016, Mr. Cahill received $4,000,000 as payment for his services under this agreement.

OVERSIGHT OF RISK MANAGEMENT
Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting and reputational risks. Management is responsible for the day-to-day management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. The Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. The Audit Committee discusses guidelines and policies to govern the process by which management assesses and manages risk, including Kraft Heinz’s major financial risk exposures and the steps taken to monitor and control those exposures. In addition, pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Strategic Enterprise Risk Management (“SERM”) approach. Our SERM approach is an ongoing process effected at all levels of our operations and across business units and functions to identify, assess, monitor, manage and mitigate risk. The SERM approach facilitates open communication between management and the Board to advance the Board’s and committees’ understanding of our risk management process, how it is functioning, the participants in the process, key risks to our business and performance and the information gathered through the approach. The Audit Committee annually reviews the SERM approach, as well as the results of the annual SERM assessment.
Annually, the Audit Committee allocates responsibility for overseeing the review and assessment of key risk exposures and management’s response to those exposures to the full Board, or another committee of the Board or it retains those responsibilities, as appropriate. Management provides reports to the Board, the Audit Committee or other appropriate committee, in advance of meetings, regarding these key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and committee meetings to discuss these reports and provide any updates. The Audit Committee or other appropriate committee reports key risk discussions to the Board following its meetings. Board members may also further discuss the risk management process directly with members of management.
In addition to the SERM approach, the Board and each committee review and assess risks related to our business and operations throughout the year. For example, the Board frequently discusses our strategic plans, issues and opportunities in light of circumstances in the food and beverage industry and the global economic environment. In addition, as discussed under “Board Committees and Membership — Compensation Committee — Analysis of Risk in the Compensation Architecture” below, the Compensation Committee oversees an evaluation of our compensation structure’s impact on risk taking and risk mitigation.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. As a practical matter, our Office of the Corporate Secretary assists our directors and executive officers by monitoring their transactions and completing and filing Section 16(a) reports on their behalf.
We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2016, all required filings were timely made in accordance with Exchange Act requirements.
COMMUNICATIONS WITH THE BOARD
Information for stockholders and other parties interested in communicating with the Chairman, the Board or our independent directors, individually or as a group, is included in our Guidelines which are available on our Web site at http://ir.kraftheinzcompany.com/governance.cfm. Our Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Kraft Heinz executive or employee. Our Corporate Secretary does not forward solicitations, junk mail and obviously frivolous or inappropriate communications.

MEETING ATTENDANCE
We expect directors to attend all Board meetings and meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held five meetings in 2016 and the committees of the Board held a total of 19 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2016. Directors are invited, but are not required, to attend the Annual Meeting of Stockholders. At our 2016 Annual Meeting of Stockholders, three of our directors attended in person.
BOARD COMMITTEES AND MEMBERSHIP
COMMITTEE MEMBERSHIP
Our Board designates the committee members and chairs based on the Governance Committee’s recommendations. The Board has four standing committees: Audit, Compensation, Governance and Operations and Strategy. The Board has a written charter for each committee, which sets forth each committee’s roles and responsibilities. These charters are available on our Web site as discussed above under “Corporate Governance and Board Matters —Governance Guidelines and Codes of Conduct — Corporate Governance Materials Available on Our Web site.” The following table lists the current committee membership and the number of meetings held by each committee in 2016.

Director	Audit	Compensation	Governance	Operations & Strategy
Alexandre Behring (Chairman)		Chair	Chair	X
John T. Cahill (Vice Chairman)				Chair
Gregory E. Abel				X
Tracy Britt Cool
Warren E. Buffett
Feroz Dewan	X
Jeanne P. Jackson	X		X
Jorge Paulo Lemann		X	X
Mackey J. McDonald	X	X
John C. Pope	Chair		X
Marcel Herrmann Telles		X	X
Meetings in 2016	11	2	4	2
AUDIT COMMITTEE
The Board established the Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee are more fully described in our Audit Committee charter. Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment and oversight of our independent auditors, including review of their qualifications, independence and performance. Our Audit Committee, among other duties, oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes and our systems of internal control over financial reporting and safeguarding of our assets;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ retention, termination, qualifications, independence and performance;

•	the performance of our internal auditors and internal audit function;

•	our financial matters and financial strategy; and

•	our guidelines and policies that govern the process by which we assess and manage risk.

The Audit Committee reviews and discusses with our independent auditors their audit procedures, including the audit plan and its scope with respect to Kraft Heinz’s consolidated financial statements, as well as annually reviews their independence and performance. In addition, the Audit Committee regularly meets with the independent auditors without management present at their in-person meetings. The Audit Committee also selects the lead audit engagement partner and considers regular rotation of the lead partner(s) as required by law or otherwise appropriate.
The Audit Committee consists entirely of independent directors, and each director meets the independence requirements set forth in the listing standards of NASDAQ, Rule 10A-3 under the Exchange Act and the Audit Committee charter. The Board has determined that each Audit Committee member is able to read and understand fundamental financial statements. In addition, the Board has determined that Ms. Jackson and Mr. Pope are “audit committee financial experts” within the meaning of SEC regulations. No Audit Committee member received any payments in 2016 from us other than compensation for service as a director.
The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please contact us at www.KraftHeinzEthics.com.

Audit Committee Report for the Year Ended December 31, 2016
To our Stockholders:
Management has primary responsibility for Kraft Heinz’s financial statements and the reporting process, including the systems of internal control over financial reporting. The role of the Audit Committee of the Kraft Heinz Board of Directors is to oversee Kraft Heinz’s accounting and financial reporting processes and audits of its financial statements. In addition, we assist the Board in its oversight of:
•    The integrity of Kraft Heinz’s financial statements and Kraft Heinz’s accounting and financial reporting processes and systems of internal control over financial reporting and safeguarding the company’s assets;
•    Kraft Heinz’s compliance with legal and regulatory requirements;
•    Kraft Heinz’s independent auditors’ qualifications, independence and performance;
•    The performance of Kraft Heinz’s internal auditors and the internal audit function;
•    Kraft Heinz’s financial matters and financial strategy; and
•    Kraft Heinz’s guidelines and policies with respect to risk assessment and risk management.
Our duties include overseeing Kraft Heinz’s management, the internal audit department and the independent auditors in their performance of the following functions, for which they are responsible:
Management
•    Preparing Kraft Heinz’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP);
•    Establishing and assessing effective financial reporting systems and internal controls and procedures; and
•    Reporting on the effectiveness of Kraft Heinz’s internal control over financial reporting.
Internal Audit Department
•    Independently assessing management’s system of internal controls and procedures; and
•    Reporting on the effectiveness of that system.
Independent Auditors
•    Auditing Kraft Heinz’s financial statements;
•    Issuing an opinion about whether the financial statements conform with U.S. GAAP; and
•    Auditing the effectiveness of Kraft Heinz’s internal control over financial reporting.
Periodically, we meet, both independently and collectively, with management, the internal auditors and the independent auditors, among other things, to:
•    Discuss the quality of Kraft Heinz’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;
•    Review significant audit findings prepared by each of the independent auditors and internal audit department, together with management’s responses; and
•    Review the overall scope and plans for the current audits by the internal audit department and the independent auditors.

Prior to Kraft Heinz’s filing of its Annual Report on Form 10-K for the year ended December 31, 2016, with the SEC, we also:
•    Reviewed and discussed the audited financial statements with management;
•    Discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16 Communications with Audit Committees;
•    Discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management;
•    Discussed all other items the independent auditors are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;
•    Received from the independent auditors the written disclosures and the letter describing any relationships with Kraft Heinz that may bear on the independent auditors’ independence; and
•    Discussed with the independent auditors their independence from Kraft Heinz, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent auditors from performing specified services that could impair their independence and (ii) Kraft Heinz’s and the Audit Committee’s policies.
Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Kraft Heinz’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 23, 2017.
Audit Committee:
John C. Pope, Chair
Feroz Dewan
Jeanne P. Jackson
Mackey J. McDonald

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, or the Exchange Act, except to the extent that Kraft Heinz specifically incorporates it by reference in such filing.
Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform. The Audit Committee’s policy also requires management to report at Audit Committee meetings throughout the year on the actual fees charged by the independent auditors for each category of service. The Audit Committee reviews this policy annually.
During the year, circumstances may arise when it may be necessary to engage the independent auditors for additional services not contemplated in the original pre-approval authority. In those instances, the Audit Committee approves the services before we engage the independent auditors. If pre-approval is needed before a scheduled Audit Committee meeting, the Audit Committee delegated pre-approval authority to its chair. The chair must report on such pre-approval decisions at the committee’s next regular meeting.
During 2016, the Audit Committee pre-approved all audit and non-audit services provided by the independent auditors.

Independent Auditors’ Fees
Aggregate fees for professional services rendered by our independent auditors, PwC, for 2016 and 2015 are set forth in the table below (in thousands).

	2016	2015
Audit Fees	$8,079	$11,842
Audit-Related Fees	134	879
Tax Fees	676	2,679
All Other Fees	15	—
Total	$8,904	$15,400

•
“Audit Fees” include (a) the audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements). In 2015, audit fees include work related to the 2015 Merger.

•	“Audit-Related Fees” include professional services in connection with accounting consultations and procedures related to various other audit and special reports.

•	“Tax Fees” include professional services in connection with tax compliance and advice.

•	“All Other Fees” consist principally of software license fees related to research and benchmarking.

•	All fees above include out-of-pocket expenses.

GOVERNANCE COMMITTEE
The Board determined that all of the Governance Committee members are independent within the meaning of the NASDAQ listing standards. The Governance Committee’s responsibilities include, among others:

•	identifying qualified individuals for Board membership consistent with Board approved criteria;

•	considering incumbent directors’ performance and suitability in determining whether to recommend that our Board nominate them for re-election;

•	making recommendations to our Board as to directors’ independence and related person transactions;

•	recommending to our Board the appropriate size, function, needs, structure and composition of our Board and its committees;

•	recommending to our Board directors to serve as members of each committee and candidates to fill committee vacancies;

•	developing and recommending to our Board and overseeing an annual self-evaluation process for our Board;

•	administering and reviewing the Directors Ethics Code; and

•	advising our Board on corporate governance matters, including developing and recommending to our Board corporate governance guidelines.
The Governance Committee will consider any candidate a stockholder properly presents for election to the Board in accordance with the procedures set forth in the By-Laws. The Governance Committee uses the same criteria to evaluate a candidate suggested by a stockholder as the Governance Committee uses to evaluate a candidate it identifies, which are described above under “Company Proposals —Proposal 1. Election of Directors — Director Nomination and Qualification,” and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a stockholder, our Corporate Secretary will notify that stockholder whether the Board decided to appoint or nominate the candidate.
For a description of how stockholders may nominate a candidate for the Governance Committee to consider for election to the Board at an annual meeting, see “2018 Annual Meeting of Stockholders” in this Proxy Statement.

COMPENSATION COMMITTEE
Compensation Committee Interlocks and Insider Participation
The Board has determined that all of the directors who served on the Compensation Committee during 2016 are independent within the meaning of the NASDAQ listing standards. No member of the Compensation Committee is a current, or during 2016 was a former, officer or employee of Heinz, Kraft, Kraft Heinz or any of its subsidiaries. During 2016, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions (for a description of our policy on related person transactions, see “Corporate Governance and Board Matters — Independence and Related Person Transactions” in this Proxy Statement). During 2016, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.
Responsibilities
The Compensation Committee’s responsibilities are more fully described in our Compensation Committee charter, and include, among other duties:

•
establishing, reviewing, approving and administering our compensation and benefits policies generally (subject, if required by applicable law, stock exchange requirements or our charter documents, to stockholder approval), including establishing, reviewing and making recommendations with respect to any incentive-compensation and equity-based plans of the Company that are subject to Board approval;

•	assessing the appropriateness and competitiveness of our executive compensation programs;

•
reviewing and approving our Chief Executive Officer’s goals and objectives, evaluating his performance in light of these goals and objectives and, based upon this evaluation, determining both the elements and amounts of his compensation;

•	reviewing management’s recommendations for, and determining and approving the compensation of, our executive officers and other officers subject to Section 16(a) of the Exchange Act;

•	determining annual incentive compensation, equity awards and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•	reviewing our compensation policies and practices for employees as they relate to our risk management practices and risk-taking incentives;

•	in consultation with the Chief Executive Officer, periodically reviewing the company’s management succession planning for our Chief Executive Officer and his executive direct reports;

•	assessing the appropriateness of, and advising our Board regarding, the compensation of non-employee directors for service on our Board and its committees;

•	monitoring compliance with stock ownership guidelines;

•
reviewing and discussing with management our say on pay voting results, as well as preparing and approving the CD&A and the committee’s report to stockholders for inclusion in our annual proxy statement; and

•	reviewing and approving the implementation and execution of clawback policies that allow Kraft Heinz to recoup compensation paid to executive officers and other employees.
Under the Compensation Committee’s charter, it may delegate any of its responsibilities to the chair, another committee member or a subcommittee of committee members.
Compensation Consultant to the Committee
Under the Compensation Committee’s charter, it is authorized to retain and terminate any consultant, as well as to approve the consultant’s fees and other terms of the engagement. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Compensation Committee has not retained a consultant or other advisor.

Analysis of Risk in the Compensation Architecture
Annually, the Compensation Committee evaluates the risk profile of our executive and broad-based employee compensation programs. In its 2016 evaluation, the Compensation Committee reviewed our executive compensation structure to determine whether our compensation policies and practices encourage our executive officers or employees to take unnecessary or excessive risks and whether these policies and practices properly mitigate risk. As described below under “Compensation Discussion and Analysis,” our compensation structure is designed to incentivize executives and employees to achieve company financial and strategic goals as well as individual performance goals that promote long-term stockholder returns. Based on its assessment of the current programs, the Compensation Committee concluded that the 2016 executive compensation plans were designed in a manner to:

•	Achieve a balance of short and long-term performance aligned with key stakeholder interests;

•	Discourage executives from taking unnecessary or excessive risks that would threaten the reputation and/or sustainability of Kraft Heinz; and

•	Encourage appropriate assumption of risk to the extent necessary for competitive advantage purposes.

Compensation Committee Report for the Year Ended December 31, 2016
The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 23, 2017.
Compensation Committee:
Alexandre Behring, Chair
Jorge Paulo Lemann
Mackey J. McDonald
Marcel Herrmann Telles

OPERATIONS AND STRATEGY COMMITTEE
The Board formed the Operations and Strategy Committee to assist it in overseeing and facilitating the development and implementation of our ongoing operations and corporate strategy. The committee is led by Mr. Cahill, our Vice Chairman, and meets with management periodically to discuss, review and evaluate the development and implementation of our operational objectives and corporate strategy. Based on its review, the committee shares with management the Board’s expectations for the operations of the company and strategic planning process, makes recommendations to management on areas of improvement, and provides other feedback and guidance to management on behalf of the Board. The Operations and Strategy Committee’s responsibilities also include, among others, reviewing and making recommendations to the Board regarding:

•	our corporate strategy, integration plans, performance, and annual capital plan, as well as certain individual capital projects;

•
the impact of external developments and factors, such as the changes in economic and market conditions, competition in the industry, environmental and safety regulations, federal, state and local regulations and technology, on our corporate strategy and its execution;

•	identification of prospects and opportunities for corporate developments and growth initiatives, including acquisitions, divestitures, joint ventures and strategic alliances; and

•	implementation of our corporate strategy through corporate developments and growth initiatives, including acquisitions, divestitures, joint ventures and strategic alliances.

SHAREHOLDER PROPOSALS
In accordance with SEC rules, we are including the following shareholder proposals (Proposals 4 through 6), along with the supporting statements of the respective shareholder proponents. Kraft Heinz is not responsible for any inaccuracies in the shareholder proposals and supporting statements. Each shareholder proposal is required to be submitted to a vote at the Annual Meeting only if properly presented.
The Board recommends that you vote AGAINST each of these proposals for the reasons set forth in the company’s Statement in Opposition, which follows the three proposals beginning on page 24.
In accordance with Rule 14a-8(l)(1), the names, addresses and shareholdings of the filers of these proposals will be supplied upon request.
PROPOSAL 4. SHAREHOLDER PROPOSAL - RESOLUTION RELATED TO SUSTAINABILITY AND NUTRITION
Sustainability Reporting 2017-The Kraft Heinz Company
RESOLVED: Shareholders request The Kraft Heinz Company (Kraft Heinz) issue a comprehensive sustainability report describing its environmental, social and governance (ESG) performance and goals, including nutrition targets. Shareholders request the report be available on the company website by November 1, 2017, prepared at reasonable cost and omitting proprietary information.
Supporting Statement: Kraft Heinz lacks a comprehensive sustainability report of ESG-related corporate policies, practices and metrics that follows guidelines such as those provided by the Global Reporting Initiative (GRI) .Tracking and reporting ESG business practices make a company more responsive to a global business environment characterized by changing legislation, and heightened public expectations for corporate accountability, including, for a food-based company like ours, health and obesity concerns. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in its products and processes, enhance company-wide communications, and publicize its efforts and receive feedback.
Support for comprehensive sustainability reporting continues to grow. In 2013, KPMG found that of 4,100 global companies surveyed seventy-one percent published ESG reports. The United Nations Principles for Responsible Investment has more than 1,500 signatories with over $60 trillion of combined assets under management. These members seek ESG-related performance information from companies in order to analyze fully the risks and opportunities associated with existing and potential investments. Public disclosure of ESG information enables investors to learn how management is addressing near and long-term risks and opportunities (e.g. operational, reputational, and regulatory). Peers of Kraft Heinz such as Mondelēz and Nestle issue comprehensive sustainability reporting annually, including nutrition targets.
Many of Kraft Heinz's competitors recognize the risks of obesity and public health concerns in their 10-K reports. The World Health Organization (WHO) reports that obesity has reached epidemic proportions, with nearly 2 billion people overweight, including 41 million children. Kraft Heinz's competitors actively participated in the 2016 Access to Nutrition Index, which allows companies to view their progress on nutrition related issues compared to their peers. Kraft and Heinz were ranked separately, and both declined to participate in the Index which ranked the companies based on their reported information. The two companies ranked 18th and 19th, scoring just above the three companies who received a zero rating. In comparison, Mondelēz, which split from Kraft Foods, ranked 4th. As one of the largest food companies, we believe Kraft Heinz can have a significant impact on nutrition and health issues. Not managing risks associated with the current public health crisis could pose significant regulatory, legal, reputational, and financial risks.
Sustainability reporting is increasingly expected by company shareholders and stakeholders. Concerned investors are continually monitoring and evaluating the ESG performance of companies alongside financial information. By implementing this resolution, Kraft Heinz can demonstrate its values, and can drive its practices and performance.
We urge you to support this resolution.

PROPOSAL 5. SHAREHOLDER PROPOSAL - PACKAGING
WHEREAS: The Kraft Heinz Company states it is "dedicated to the sustainable health of our people, our planet and our company," yet a significant amount of its brand product packaging is not recyclable. Non-recyclable packaging exacerbates already difficult efforts to recycle more materials. New studies suggest that discarded plastic packaging which reaches the ocean is toxic to marine animals and potentially to humans.
Kraft Capri-Sun and Kool-Aid Jammers juice drinks, and Heinz pouch pack ketchup are examples of products packaged in laminate pouches that cannot be recycled and are rarely collected for recovery. They are designed for the dump, not for recycling. Capri-Sun could be dispensed in recyclable PET plastic or glass bottles, paper cartons or aluminum cans as are Minute Maid, Juicy Juice, Tropicana and other juice brands. Using non-recyclable packaging when recyclable alternatives are available wastes valuable resources such as aluminum that could be perpetually recycled.
An estimated 5 billion units of Capri-Sun are sold worldwide. Only 14% of plastic packaging is collected for recycling. Billions of pouches, representing significant amounts of embedded value and energy, lie buried in landfills. Non-recyclable packaging is more likely to be littered, swept into waterways and break down into small indigestible particles swirling in ocean gyres that birds and fish mistake for food. A recent study of 29 rivers flowing into the Great Lakes found every sample to be carrying a variety of microplastics, often in concentrations far larger than detected in the lakes themselves.
A UN Environment Program report estimated that plastic does $13 billion in damage to marine ecosystems annually. California spends nearly $500 million annually preventing trash, much of it packaging, from polluting beaches, rivers and oceanfront. Eight million tons of plastics leak into the ocean annually. If no action is taken, oceans are expected to contain more plastic than fish by 2050.
U.S. Environmental Protection Agency studies suggest a synergistic effect between persistent toxic chemicals and plastic debris. Plastics absorb toxics such as dioxins from water and transfer them to the marine food web and potentially to human diets, increasing the risk of adverse effects to wildlife and humans.
Better management of plastic could save consumer goods companies $4 billion a year. Making all packaging recyclable is the first step to reduce the threat posed by ocean debris. Shareholders deserve an explanation why the company has not made stronger efforts to reduce non-recyclable packaging.
BE IT RESOLVED THAT: Shareowners of Kraft Heinz request that the board of directors issue .a report at reasonable cost, omitting confidential information, assessing the environmental impacts of continuing to use non-recyclable brand packaging.
Supporting Statement: Proponents believe the report should include an assessment of the reputational, financial and operational risks associated with continuing to use non-recyclable brand packaging and if possible, goals and a timeline to phase out non-recyclable packaging; or provide evidence of substantive actions taken to make these materials recyclable.

PROPOSAL 6. SHAREHOLDER PROPOSAL - DEFORESTATION
Sustainable Forestry Report
Whereas:
Palm oil, soya, sugar, beef and paper are used in a variety of Kraft-Heinz products. Global demand for these commodities is fueling deforestation and human rights violations, including child and forced labor.
Approximately a third of recorded large-scale land acquisitions globally since 2000 involve crops such as sugar cane, palm oil, and soy. Many of these acquisitions involve evicting traditional land holders, through coercion or fraud ("land grabs").
The Consumer Goods Forum, a global industry network, recognizes that "Deforestation is one of the principal drivers of climate change, accounting for 17% of greenhouse gases today. The consumer goods industry, through its growing use of soya, palm oil, beef, paper and board, creates many of the economic incentives which drive deforestation." (Consumer Goods Forum press release, 11/29/10).
Kraft-Heinz lags behind its competitors in these areas. Peer companies are working to sustainably source commodity drivers of deforestation. Colgate-Palmolive, McDonalds, Danone, Unilever, Mondelēz and Nestle commit to address deforestation in their global supply chains. These companies also respond to CDP Forests, a reporting framework supported by investors managing $19 Trillion. Kraft Heinz ranks 18 out of 20 major brands in efforts to address forced labor according to the Know the Chain platform. In 2015, Heinz and Kraft independently scored 8th and 10th place out of 10 companies evaluated by the Union of Concerned Scientists on palm oil sourcing. Neither company responded to CDP.
Kraft-Heinz discloses little information on efforts to sustainably source palm oil, soya, paper, beef and sugar. Meaningful indicators would include:

•
A commitment to buy exclusively from suppliers independently verified as not engaged in 1) deforestation (including peatlands, high conservation value, or high carbon stock forests), or 2) human rights abuses, including land grabs;

•	Evidence of proactive implementation efforts, such as a time-bound plan, verification processes, non-compliance protocols and regular reporting; and

•	A commitment to work towards strengthening third-party verification programs and multi-- stakeholder initiatives to achieve compliance with the company's policy.
Kraft Heinz may face reputational and operational risks by failing to adequately disclose its approach to managing deforestation and related risks The 2015 Nielson Corporate Responsibility Survey found that 58% of millennials - a critical demographic for increasing market share and brand loyalty - are willing to pay more for products made by companies "known for being environmentally friendly." Intangible assets represent a significant and material portion of Kraft Heinz's total assets.
RESOLVED: Shareholders request the Board to prepare a public report, at reasonable cost and omitting proprietary information, by November 1, 2017, describing how Kraft-Heinz is assessing the company's supply chain impact on deforestation and associated human rights issues, and its plans to mitigate these risks.

KRAFT HEINZ’S STATEMENT IN OPPOSITION TO PROPOSALS 4-6
Our Vision at The Kraft Heinz Company is To Be The Best Food Company, Growing A Better World. We believe “Growing A Better World” means working to improve our planet, its people and the communities where we work and live. From our quality controls to the relationships we have with our growers and suppliers, Kraft Heinz is committed to responsible, sustainable practices extending to every facet of our business, and continuous evaluation to identify better ways to operate.
When Kraft Heinz was formed in 2015, we prioritized corporate citizenship and sustainability efforts, and have been working hard to combine policies and address material issues, focusing on areas where we can make the greatest impact. We’ve established key pillars of corporate social responsibility (CSR) to guide our efforts, including the environment, supply chain, nutrition & well-being and the community. Biannually, we intend to issue a global CSR report to communicate our progress in these areas, the first of which we expect to deliver in the second half of 2017. The following highlights some of our commitments and activities within these areas.
Environment
We believe taking care of our planet is a key priority. Managing our footprint and reducing our resource needs minimizes our impact today while preserving natural resources for future generations.
Company-wide, we are engaged in many sustainability initiatives, including the following:

•	We have committed to reduce greenhouse gas emissions, energy, water and waste by 15 percent globally by 2020 (versus 2015 baseline)

•	We have shared our climate change strategy through the Carbon Disclosure Project’s Climate, Water and Forest questionnaires

•	We have partnered with How2Recycle to communicate accurate and consistent recycling instructions to consumers on some of our product packaging

•	We perform lifecycle assessments and leverage results to influence packaging decisions where relevant

•	We continue to invest in and innovate our plant-based protein offerings, particularly through our BOCA brand
Supply Chain
We believe in a sustainable global supply chain. Establishing responsible farm-to-market ingredient and material sourcing policies and practices helps us deliver world-class products today and tomorrow.
Our supply chain sustainability initiatives focus on the areas that matter most to our business, and where we believe we can make the biggest difference. These initiatives include:

•
We have developed and implemented a global palm oil policy stating Kraft Heinz will, among other things, source 100 percent sustainable palm oil and derivatives, work with suppliers to achieve full traceability, forbid child/forced labor and make progress towards zero net deforestation

•
We have developed and implemented a global animal welfare policy committing that Kraft Heinz will, among other things, source 100 percent of its eggs from hens that live in cage-free environments (inclusive of enriched housing, cage-free and free range), transition from traditional gestation stalls to pregnant sow housing alternatives by 2025 and eliminate animal testing where not essential to food safety and quality

•
We continue to implement and improve our proprietary Good Agriculture Practices to minimize the adverse effects of farming on the Earth’s natural resources and biodiversity. These includes techniques to reduce the use of chemicals in farming, protect the soil, implement effective irrigation, conserve water and energy, reduce waste and pollution and assure worker safety

•	We breed hundreds of varieties of our own tomatoes which combine high yields and disease resistance to reduce land use and chemical, fertilizer and water requirements

•	We celebrated 100 years in Ag Research which allows us to continually focus on improving raw ingredients while minimizing environmental impact

Nutrition & Well-being
We believe in making the foods people love even better. Finding ways to improve our products is something we do every day, because consumers should feel good about eating our food.
We remain committed to improving the nutritional profiles of our products and are always looking for ways to help consumers feel better about the foods they love to eat. Some of our efforts include:

•
We are committed to reducing sodium in our products, and many of our brands already carry reduced sodium alternatives. We have achieved sodium reduction across several of our iconic products in recent years, including: Kraft Singles, Kraft Macaroni and Cheese Shapes, Oscar Mayer Deli Fresh Smoked Ham and Heinz Tomato Ketchup

•
We offer a variety of low or reduced-calorie products, including Capri Sun Roarin’ Waters, Sugar-Free Jell-O desserts, Philadelphia Light Cream Cheese, Kraft Fat-Free Mayonnaise, Fat-Free Miracle Whip, Kraft 2% Milk Cheeses, Kraft Lite and Fat-Free Salad Dressings and lean meat options including Oscar Mayer Lean Beef Hot Dogs and Deli Fresh Honey Smoked Turkey Breast. Additionally, our Smart Ones and SmartMade meals offer balanced options to help manage calories

•
We offer many products with beneficial nutrients like protein, Vitamin C, fiber and calcium. These include Lunchables with 100% Juice, Planters NUT-rition, Oscar Mayer P3 Portable Protein Packs, BOCA, Capri Sun, Smart Ones and SmartMade meals, Kraft Singles and Kraft Macaroni and Cheese

•
We are committed to simplifying our ingredient lines by offering products with no artificial flavors, colors and/or preservatives, including: Kraft Macaroni and Cheese, Philadelphia Cream Cheese, Capri Sun, Crystal Light Pure, Polly-O String Cheese, Oscar Mayer Natural, Jell-O Simply Good, and SmartMade meals

Community
We believe we can end hunger in our lifetime. Aligning our people, products and partnerships to eliminating global hunger is just one of the many ways we’re Growing A Better World every day. We’re committed to building an enduring legacy of good corporate citizenship in the communities where we operate. We promote volunteerism and have made an impact through strategic investments to address hunger and improve nutrition - both globally and in the areas where our employees live and work - with partners like Stop Hunger Now and Feeding America.
In light of our existing efforts, accomplishments and upcoming reports, we believe the preparation of additional reports as requested by these stockholder proposals would be unnecessary, not in our stockholders’ best interests and redundant to our current practices and initiatives. We believe our public statements, track record and current programs reflect our commitment to responsible and sustainable business practices that also enhance our business. We continue to engage in meaningful sustainability initiatives and will continue to disclose these steps. Accordingly, we believe the reports requested would not be an effective use of our company’s resources nor in the best interests of our company or our stockholders.
For the foregoing reasons, the Board unanimously recommends that you vote AGAINST these proposals.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Following the 2015 Merger, the Board approved our non-employee director compensation program, which was designed to be similar to the program in place at Kraft prior to the 2015 Merger. The table below summarizes the annual cash and equity compensation elements currently in place for our non-employee directors.

Compensation Element(1)	Fee ($)
Board Retainer	110,000
Chairman Retainer	250,000
Audit Committee Chair Retainer	20,000
Compensation Committee Chair Retainer	20,000
Governance Committee Chair Retainer	10,000
Operations and Strategy Chair Retainer	20,000
Stock Grant Value(2)	125,000

(1)	If a director serves as Chair of multiple committees, he/she receives fees for only one committee. Therefore, Mr. Behring does not receive a retainer for service as Chair of the Governance Committee.

(2)
Non-employee directors are awarded Kraft Heinz deferred shares. Although the deferred shares are vested as of the award date, the shares are not distributed until six months following the date the non-employee director ceases to serve on our Board. When dividends are paid on our common stock, we accrue the value of the dividend paid and issue shares equal to the accrued value six months after the director’s departure.

Non-employee directors receive an annual stock award that is granted at the Board meeting immediately following our annual meeting of stockholders. We also pay the non-employee director cash retainers on a quarterly basis. Non-employee directors have the option to (i) defer up to 100% of their cash retainers in 25% increments into accounts that mirror certain funds in the Kraft Heinz 401(k) Plan pursuant to the Deferred Compensation Plan for Non-Management Directors or (ii) starting in 2017, receive deferred shares annually in lieu of their cash retainer payable in arrears.

In 2016, our Board adopted stock ownership guidelines that require non-employee directors that elect to receive compensation for service as a director to hold shares of our common stock in an amount equal to five times the annual Board retainer (equivalent to $550,000) within five years. As all of our current directors have served for less than five years, they are not yet required to meet the stock ownership requirement. We feel strongly that our director compensation program strongly aligns our non-employee directors’ and stockholders’ interests.

The table below presents information regarding the compensation and stock awards that we have paid or granted to our non-employee directors.
2016 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Gregory E. Abel	110,000	125,009	—	235,009
Alexandre Behring	270,000	125,009	—	395,009
John T. Cahill(3)	130,000	125,009	—	255,009
Tracy Britt Cool	110,000	125,009	—	235,009
L.Kevin Cox	33,846	—	—	33,846
Feroz Dewan	21,522	62,335	—	83,857
Jeanne P. Jackson	110,000	125,009	—	235,009
Jorge Paulo Lemann	110,000	125,009	—	235,009
Mackey J. McDonald	110,000	125,009	—	235,009
John C. Pope	130,000	125,009	—	255,009
Marcel Herrmann Telles	110,000	125,009	—	235,009

(1)
Includes all retainer fees paid or deferred pursuant to the Kraft Heinz Deferred Compensation Plan for Non-Management Directors. Non-employee directors do not receive meeting fees. As mentioned above, Mr. Cox retired effective April 21, 2016 and Mr. Dewan was appointed effective October 21, 2016. In addition, Mr. Buffett elected to receive no compensation for his service as a director.

(2)
The amounts shown in this column represent the full grant date fair value of the deferred stock awards granted in 2016 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price of Kraft Heinz shares on the grant date ($76.74 on April 21, 2016). The pro rated grant to Mr. Feroz reflected the grant date price of $87.92 on October 21, 2016. The following table shows the aggregate number of unvested stock options held by non-employee directors as of December 31, 2016:

Name	Unvested Stock Options (a)
Gregory E. Abel	22,166
Alexandre Behring	44,333
Tracy Britt Cool	22,166
Jorge Paulo Lemann	22,166
Marcel Herrmann Telles	22,166

(a)
Upon commencing service as a director of Heinz in 2013, each non-employee director received a one-time stock option grant equal to $500,000 ($1,000,000 for the Chairman). These options were granted on October 16, 2013 with an exercise price of $22.56. The options cliff-vest on July 1, 2018 and are subject to pro rata vesting in certain circumstances.

(3)
As discussed on page 13, on July 9, 2015, Mr. Cahill entered into a Consulting Agreement with Kraft Heinz pursuant to which he provides advisory and consulting services to Kraft Heinz related to current and historical finances, relationships with licensors, customers and vendors, employee matters, product development, marketing and distribution, government affairs and strategic opportunities. Mr. Cahill’s services under the Consulting Agreement are distinct from his duties as a director.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, which we refer to as the "CD&A", outlines the compensation philosophy and objectives of Kraft Heinz and describes our executive pay programs for fiscal year 2016 and, specifically, for the following Named Executive Officers (also referred to as “NEOs”):

Name	Title
Bernardo Hees	Chief Executive Officer
Paulo Basilio	Executive Vice President and Chief Financial Officer
Eduardo Pelleissone	Executive Vice President, Global Operations
Marcos Romaneiro	Zone President of AMEA
George Zoghbi	Chief Operating Officer of U.S. Commercial Business
Executive Summary
The Compensation Committee (the “Committee”) oversees our executive compensation plans and programs. Our programs are designed to complement each other to provide a clear link between what we pay our NEOs and Kraft Heinz’s performance over both short- and long-term periods. The overall program has been designed to accomplish each of the following goals:

•	Rewarding superior financial and operational performance;

•	Placing a significant portion of compensation at risk if performance goals are not achieved;

•	Aligning the interests of the NEOs with those of our stockholders; and

•	Enabling us to attract, retain and motivate top talent.
Consistent with these goals and as described in further detail below, our compensation program has been designed with a view toward linking a significant portion of each NEO’s compensation to company and individual performance and the growth in the value of Kraft Heinz.
Elements of Compensation Program
As noted above, our compensation program is based on a pay-for-performance philosophy. This section of the CD&A provides an overview of each element of our compensation program and describes both the process for determining such compensation and how such compensation relates to Kraft Heinz’s pay-for-performance philosophy and meritocratic principles. The following table summarizes the primary elements and objectives of our 2016 compensation program for executive officers, including NEOs.

Element	Description	Primary Objectives
Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience.	• Recruitment and retention
Annual Cash Incentive (Performance Bonus Plan)
Annual incentive with target award amounts for each executive officer. Actual cash payouts are linked to achievement of annual company goals and individual performance and can range from 0%-130% of target.
• Drive top-tier performance • Motivate and reward
Stock Options	Stock option awards that cliff vest after five years.	• Drive top-tier performance • Align with stockholders interests • Link realized value entirely to stock appreciation • Retention
Restricted Stock Units (“RSUs”)	RSUs that cliff vest after five years are awarded pursuant to our annual bonus swap program and, in certain cases, individual agreements.	• Drive top-tier performance • Align with stockholders interests • Retention

Base Salary
Base salary is the principal “fixed” element of executive compensation at Kraft Heinz and for the NEOs. The Committee believes that it is important that each NEO receive a competitive market place base salary to provide appropriate balance between fixed and variable compensation. The initial base salary of each NEO is established in connection with the hiring of such NEO. In establishing base salaries, Kraft Heinz reviews market-based survey data published by the Hay Group and select country specific surveys for informational purposes only, but does not formally benchmark compensation or target compensation levels at any particular percentile of the market-based survey data. The Committee reviews salaries on an annual basis and generally makes any annual changes effective January 1st. On occasion, Kraft Heinz may review and adjust an executive’s base salary during the course of the year to account for increased responsibilities, roles and other factors. The Committee has responsibility for the review of Mr. Hees’ compensation. Mr. Hees has primary responsibility for the review of the compensation of each of the executives who report directly to him, including the NEOs, and provides salary recommendations to the Committee.
The table below shows the annualized 2016 base salary for each NEO:

Name	Base Salary ($ USD)
Mr. Hees	1,000,000
Mr. Basilio	600,000
Mr. Pelleissone	600,000
Mr. Romaneiro	395,437	(1)
Mr. Zoghbi	850,000	(2)

(1)	Mr. Romaneiro’s base salary is paid in Singapore Dollars. The amount shown in the table above is based on the 2016 12-month average exchange rate of 0.695 USD/SGD.

(2)
Mr.  Zoghbi’s 2016 compensation was established pursuant to an offer letter (the "2015 Offer Letter") between Mr. Zoghbi and Kraft Heinz entered into following the 2015 Merger. For a description of the 2015 Offer Letter, please review the information below under “Zoghbi Compensation Arrangement.”

We believe that the base salary review process serves our pay-for-performance philosophy because pay increases are generally merit-based and dependent on the NEO’s success and achievement in his role. In addition, each NEO’s target annual incentive award opportunity, as described below, is based on a percentage of his base salary. Therefore, as NEOs earn merit-based salary increases, their annual incentive award opportunities also increase proportionately.
Annual Cash Performance Bonus Plan
We grant performance-based incentive award opportunities under our annual Performance Bonus Plan (the “PBP”). The PBP is designed to motivate and reward employees who contribute positively towards our business strategy and achieve the individual performance objectives.
For 2016, the formula for determining a PBP participant’s annual bonus payout was as follows (each item described in more detail below):
Target Award x Individual Rating = Bonus Payout
The foundation of the PBP is our Management By Objective (“MBO”) process. At the beginning of each year, the Committee establishes a series of performance goals, or MBOs, that are established based on the company’s corporate strategy and goals and then “cascaded” throughout the organization.
First, the Committee establishes MBOs for Mr. Hees. Then, in consultation with the Committee, Mr. Hees establishes corresponding MBOs for each of his direct reports, including the other NEOs. His direct reports, in turn, establish MBOs for their direct reports. This cascading process allows the company to drive initiatives that are aligned throughout the organization.
Periodic performance monitoring and evaluation is a key aspect of the PBP. Throughout the year, MBOs are evaluated through review of quantitative and qualitative metrics called “Key Performance Indicators” or “KPIs”. PBP participant’s KPIs are monitored monthly, and each participant also receives a quarterly appraisal of the progress toward his or her MBOs based on the KPIs. Similar to the goal-setting process, the Committee performs such an appraisal for Mr. Hees, and Mr. Hees performs the appraisal for each of his direct reports (including the other NEOs). Such evaluations are further cascaded throughout the organization.
Each PBP participant has an opportunity to earn a cash bonus based on (a) the company’s (or a particular business zone or unit) financial performance (or “Financial Multiplier”) and (b) the participant’s performance against his or her MBOs (or “MBO Score”). For Mr. Hees and his direct reports, the Committee may exercise discretion in determining an individual’s final rating (together with the Financial Multiplier and the MBO Score, referred to as the “Individual Rating”) for a year. The Committee assigns the final Individual Rating for Mr. Hees, Mr. Hees (following consultation with the Committee) then assigns the final Individual Rating for his direct reports (including the other NEOs) and such evaluation process cascades throughout the organization.
In 2016, each NEO had four or five MBOs evaluated through at least eight KPIs. The KPIs included metrics associated with the responsibilities of each individual, such as sales growth, customer service level, product quality, innovation, and the successful completion of certain major projects. In addition to financial measures that may be part of an individual’s KPIs, each NEO had a Financial Multiplier in 2016 based on year-over-year organic change in EBITDA for the period. Based on an overall evaluation of the NEOs, the Committee assigned Individual Ratings ranging from 85% to 102.3%, with an average of 94.6%. As described below under “Zoghbi Compensation Arrangement”, Mr. Zoghbi’s 2016 annual cash incentive award payout was determined in accordance with the 2015 Offer Letter.
Each NEO is provided with a target annual incentive award opportunity (the “Target Award”) prior to the beginning of each year, which is set as a percentage of the NEO’s annual base salary - 250% for Mr. Hees, 200% for Messrs. Basilio and Pelleissone and 150% of base salary for Mr. Romaneiro. Due to the nature of Mr. Hees’ role and responsibilities, his Target Award of his base salary is greater than that of the other NEOs. Mr. Zoghbi’s 2016 Special Incentive Bonus was established pursuant to the 2015 Offer Letter between Mr. Zoghbi and Kraft Heinz entered into following the 2015 Merger. For a description of the 2015 Offer Letter, please review the information below under “Zoghbi Compensation Arrangement.”
In 2016, the other NEOs earned the annual cash incentive award payout set forth in the table below:

Name	Annual Incentive Award Payout ($ USD)
Mr. Hees	2,730,574
Mr. Basilio	1,500,000
Mr. Pelleissone	1,415,810
Mr. Romaneiro	484,635	(1)

(1)	Mr. Romaneiro’s annual cash incentive award is paid in Singapore Dollars. The amount shown in the table above is based on the 2016 12-month average exchange rate of 0.695 USD/SGD.
Annual Bonus Swap Program - Restricted Stocks Units
As part of its commitment to fostering an ownership mentality, Kraft Heinz permits certain employees to participate in an annual bonus swap program (the “Bonus Swap Program”). Under the Bonus Swap Program, employees invest a portion of their annual incentive payout in our common stock (we refer to these purchased shares as “Investment Shares”) and leverage that investment through the issuance of matching equity grants. Prior to 2016, we used stock options as the matching equity component of the Bonus Swap Program (we refer to these stock options as “Matching Options”). Beginning in 2016, the Committee approved the use of RSUs (we refer to these RSUs as “Matching RSUs”) rather than stock options for the Bonus Swap Program.
To participate in the Bonus Swap Program, eligible employees can elect to use 0%, 25% or 50% of their calculated net bonus (after deducting an amount based on a normalized tax rate depending on country of residence) to purchase Investment Shares. The number of Investment Shares purchased is calculated as the product of the calculated net bonus and the swap election percentage, divided by the closing price reported on the NASDAQ on the date of purchase:

Calculated Net Bonus	x	Swap Election %	=	# of Investment Shares
NASDAQ Closing Price

The number of Matching RSUs a participant received in 2016 was based on (1) the participant’s gross bonus payout in 2016 relating to the 2015 fiscal year (before-tax) and (2) a multiplier associated with the participant’s level in the organization and his or her investment election percentage.
The following table sets forth, for each NEO, the portion of his bonus used to purchase Investment Shares (the “Conversion Amount”), the number of Investment Shares purchased and the number of Matching RSUs granted to such NEO:

Name	Conversion Amount ($ USD)	Investment Shares (#)	2015 Bonus Matching RSUs granted in 2016 (#)
Mr. Hees	434,974	5,601	18,671
Mr. Basilio	179,938	2,317	7,725
Mr. Pelleissone	179,938	2,317	7,725
Mr. Romaneiro	217,060	2,795	6,989
Mr. Zoghbi	363,138	4,676	15,588
Under our Bonus Swap Program, so long as the Matching Options or Matching RSUs remain unvested, if an employee transfers any of the related Investment Shares, he or she immediately forfeits a proportional amount of the corresponding Matching Options or Matching RSUs. The Committee believes that the Bonus Swap Program as a whole, and the forfeitability of the Matching Options and Matching RSUs in particular, strongly motivates eligible employees to hold Kraft Heinz common stock for the long-term, further emphasizing a long-term view in creating stockholder value.
Discretionary Stock Option Awards
From time to time, we may make discretionary stock option awards to employees. On March 1, 2016, the Committee granted 38,630 stock options to Mr. Romaneiro. Stock options are granted with an exercise price based on the value of Kraft Heinz common stock on the grant date and thus have value only to the extent that the value of Kraft Heinz increases after the grant date. Stock options cliff vest over a five year period and the stock option award agreements also contain non-competition, non-solicitation and confidentiality covenants.
Zoghbi Compensation Arrangement
Upon the closing of the 2015 Merger, we entered into the 2015 Offer Letter with Mr. Zoghbi, who had served as Chief Operating Officer of Kraft Foods prior to the merger and, before that, had served as Kraft Foods’ Vice Chairman, Operations, R&D, Sales and Strategy. Retention of Mr. Zoghbi was critical in order to provide continuity of leadership for our U.S. commercial business as we embarked on the large scale and complex integration of Kraft and Heinz. Pursuant to the 2015 Offer Letter, in 2016, Mr. Zoghbi received: (i) a base salary of $850,000; (ii) a 2016 special incentive bonus with a target payment of $10 million (and a minimum guaranteed payout of $7 million), based on performance in net cost savings (40%), sales growth (40%), and innovation (20%); and (iii) a $4 million retention bonus conditioned on Mr. Zoghbi’s continued employment with Kraft Heinz through January 1, 2017. In addition, in order to diminish Mr. Zoghbi’s incentives to resign and trigger his double-trigger compensation rights under legacy Kraft compensation plans, stock options and RSUs granted to Mr. Zoghbi under the Kraft Foods Group, Inc. 2012 Performance Incentive Plan (the “Kraft Plan”) vested effective as of the date of the 2015 Offer Letter. Consistent with the treatment for all Kraft Foods employees who held performance shares issued under the Kraft Plan, Mr. Zoghbi’s Kraft Foods performance shares converted into cash payable in two installments upon completion of the 2015 Merger pursuant to the Agreement and Plan of Merger, dated as of March 24, 2015. The 2015 Offer Letter also provided Mr. Zoghbi with the opportunity to elect to exchange up to $5 million from Mr. Zoghbi’s 2016 special incentive bonus into common stock, which will be matched with three times the invested value in stock options, similar to Kraft Heinz’s Bonus Swap Program.
Effective January 1, 2017, we entered into a new offer letter with Mr. Zoghbi (the “2017 Offer Letter”). Under the 2017 Offer Letter, Mr. Zoghbi will: (i) continue his current base salary of $850,000; (ii) have a target annual incentive award opportunity of 200% (with a maximum bonus multiplier of 130%); and (iii) receive a long-term incentive grant, The 2017 Offer Letter eliminated the Section 280G gross up rights that Mr. Zoghbi had been granted by legacy Kraft compensation plans prior to the 2015 Merger.
Retirement Programs
Kraft Heinz maintains defined contribution retirement plans to allow employees to save for retirement in a tax-efficient manner. These plans are broadly available to eligible employees and do not discriminate in favor of the

NEOs or other members of senior management. None of the NEOs participate in any defined benefit pension plans, non-qualified deferred compensation plans or supplemental retirement or executive savings plans.
Health and Welfare Benefits
Kraft Heinz provides health and welfare insurance benefits to employees, including the NEOs. The Kraft Heinz health and welfare plans are broadly available to eligible employees and do not discriminate in favor of the NEOs or other members of senior management.
Limited Perquisites
From time to time, Kraft Heinz provides limited perquisite benefits. In 2016, Mr. Hees received a housing allowance in connection with his service in our co-headquarters. In connection with his relocation to Singapore, we provide a housing allowance to Mr. Romaneiro. Similarly, on occasion, Kraft Heinz provides limited tax advisory services and immigration benefits to some of the NEOs for business reasons.
Minimum Stock Ownership Guidelines
Our compensation programs promote a strong alignment of the interests of our executives with those of our stockholders. For example, in order to participate in our Bonus Swap Program, each participant must use a significant portion of his or her bonus to purchase our common stock. In 2016, we adopted minimum stock ownership guidelines, which require our named executive officers to attain levels of beneficial stock ownership measured based on a multiple of his or her annual base salary, as set forth below:

Role	Minimum Ownership
CEO	5x Base Salary
Other Named Executive Officers	3x Base Salary
The stock ownership guidelines require named executive officers to attain levels of beneficial stock ownership within five years from the later of December 8, 2016 and the date of the named executive officer’s appointment to a position subject to the guidelines. For more details on the stock ownership of our named executive officers, please refer to the “Ownership of Equity Securities.”
Clawback, Anti-Hedging and Anti-Pledging Policies
Our stock option and RSU award agreements provide that, in certain circumstances, the award and any proceeds or other benefits a participant may receive may be subject to forfeiture and/or repayment to Kraft Heinz to the extent required to comply with any requirements imposed under applicable laws and/or the rules. Further, if a participant receives any amount in excess of what he or she should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then he or she will be required to promptly repay any such excess amount to Kraft Heinz. Our insider trading policy also limits the timing and types of transactions in Kraft Heinz securities by executive officers, including our NEOs. Among other restrictions, the policy prohibits holding Kraft Heinz securities in a margin account or pledging Kraft Heinz securities as collateral for a loan, short-selling Kraft Heinz securities, transacting in puts, calls or other derivatives on Kraft Heinz securities or hedging transactions on Kraft Heinz securities.
Impact of Tax and Accounting Policies
As a general matter, it is our policy to consider the tax and accounting treatment of our compensation arrangements when designing the arrangements and making compensation decisions, including the tax deductibility of the compensation. Under section 162(m) of the Code, our ability to deduct compensation paid to our CEO and our next three highest paid executive officers, other than our CFO (the covered employees), is generally limited to $1.0 million annually unless the excess compensation qualifies as performance-based compensation. For 2016, the annual cash bonus award, stock options, and RSUs awarded to covered employees were subject to, and intended to be made in accordance with, performance-based compensation arrangements previously implemented that were intended to qualify as tax deductible. The Committee has retained the discretion to authorize payments that may not be tax deductible, if it believes that such payments are in the best interest of shareholders.

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total Compensation(5) ($)
Bernardo Hees Chief Executive Officer	2016	1,000,000	—	1,449,990	—	2,730,574	—	92,027	5,272,591
	2015	1,000,000	—	—	2,878,583	1,450,000	—	39,455	5,368,038
	2014	1,000,000	—	—	542,376	1,215,000	—	56,358	2,813,734

Paulo Basilio Executive Vice President and Chief Financial Officer	2016	600,000	—	599,924	—	1,500,000	—	48,656	2,748,580
	2015	550,000	—	—	1,869,511	600,000	—	414,270	3,433,781
	2014	500,000	—	—	209,699	700,000	—	26,552	1,436,251

Eduardo Pelleissone EVP of Global Operations	2016	600,000	—	599,924	—	1,415,810	—	27,555	2,643,289
	2015	550,000	—	—	889,716	600,000	—	453,338	2,493,054
	2014	500,000	—	—	203,323	500,000	—	55,189	1,258,512

Marcos Romaneiro Zone President of AMEA	2016	395,437	—	542,766	479,012	484,635	—	187,400	2,089,250
	2015	414,130	—	—	240,929	556,010	—	240,897	1,451,966
	2014	445,362	—	—	614,523	434,410	—	249,279	1,743,574

George Zoghbi Chief Operating Officer of U.S. Commercial Business (6)	2016	850,000	7,000,000	1,210,564	—	3,000,000	17,237	57,777	12,135,578

(1)
The amounts shown in this column include the aggregate grant date fair value of the Matching RSUs computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the stock option awards in this column, see Note 8, “Employees’ Stock Incentive Plans” in the section entitled “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2016. For a discussion of the terms applicable to the Matching RSUs, as well as vesting, forfeiture and other terms, see “Elements of Compensation Program — Annual Bonus Swap Program — Restricted Stocks Units” in the Compensation Discussion and Analysis.

(2)
Amounts shown in this column, include the aggregate grant date fair value of (i) Bonus Matching Options granted in 2015 and 2014 under our Bonus Swap Program, and (ii) discretionary option awards granted to the NEOs in the respective year. The value of the stock option awards is equal to their grant date fair value as computed in accordance with FASB ASC Topic 718 and, where applicable, reflect the conversion in connection with the 2015 Merger. For a discussion of the assumptions made in the valuation of the stock option awards in this column, see Note 8, “Employees’ Stock Incentive Plans” in the section entitled “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)
Amounts reported in this column reflect the 2016 Performance Bonus Plan awards that were attributable to either actual business unit or individual performance results against target goals. For Mr. Zoghbi, the performance targets were established pursuant to the 2015 Offer Letter, see "Elements of Compensation Program — Zoghbi Compensation Arrangement" in the Compensation Discussion and Analysis. The bonuses were paid in cash to each NEO after the end of 2016.

(4)
For Mr. Hees, represents a matching contribution to the Kraft Heinz 401(k), basic life insurance coverage and other allowances for housing ($27,544). For Mr. Basilio, represents a matching contribution to the Kraft Heinz 401(k), immigration benefits and basic life insurance coverage. For Messrs. Zoghbi and Pelleissone, represents a contribution to the Kraft Heinz 401(k) and basic life insurance coverage. For Mr. Romaneiro, represents a matching contribution to the Kraft Heinz 401(k) and other allowances for housing ($149,966). Amounts also include dividend equivalents that accrued on Matching RSUs.

(5)	Foreign currency conversion based on daily average for calendar year 2016. Mr. Romaneiro’s compensation was converted based on 0.695 USD/SGD.

(6)	See “Elements of Compensation Program — Zoghbi Compensation Arrangement” for a discussion on Mr. Zoghbi’ s 2015 Offer Letter, entered into upon the closing of the 2015 Merger.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth information regarding the grant of plan-based awards for each of the NEOs in 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Hees		PBP(1)	2,500,000	3,250,000
	3/1/2016	Matching RSUs					18,671			1,449,990
Mr. Basilio		PBP(1)	1,200,000	1,560,000
	3/1/2016	Matching RSUs					7,725			599,924
Mr. Pelleissone		PBP(1)	1,200,000	1,560,000
	3/1/2016	Matching RSUs					7,725			599,924
Mr. Romaneiro		PBP(1)	593,156	771,103
	3/1/2016	Options						38,630	77.66	479,012
	3/1/2016	Matching RSUs					6,989			542,766
Mr. Zoghbi		PBP(1)	3,000,000	3,000,000
	3/1/2016	Matching RSUs					15,588			1,210,564

(1)
Mr. Hees’s target amount reflects the target award of 250% of base salary. The target award for each of Messrs. Basilio and Pelleissone was 200% of base salary and the target award for Mr. Romaneiro was 150% of base salary. The minimum amount is $0 and the maximum amount reflects 130% of the target amount for all NEOs except Mr. Zoghbi. The actual payment is based on achievement of individual and corporate performance goals. Annual incentive award payments were made in cash to each NEO after the end of 2016 based on actual results achieved. Actual amounts earned are reflected in the Summary Compensation Table under "Non Equity Incentive Plan Compensation". The target award for Mr. Zoghbi was established pursuant to his 2015 Offer Letter. For a description of Mr. Zoghbi’s special incentive bonus, please review the information in the Compensation Discussion and Analysis under “Elements of Compensation Program — Zoghbi Compensation Arrangement.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth each NEO’s outstanding equity awards, as of the end of 2016.

			Option Awards					Stock Awards
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Hees	3/1/2016	RSU-match						19,190	1,675,671
	8/20/2015	Stock Options		202,021	(3)	74.25	8/20/2025
	2/12/2015	Stock Options		71,819	(4)	30.46	2/12/2025
	2/14/2014	Stock Options		98,951	(5)	22.56	2/14/2024
	7/1/2013	Stock Options		1,329,996	(6)	22.56	7/1/2023
Mr. Basilio	3/1/2016	RSU-match						7,939	693,233
	8/20/2015	Stock Options		134,681	(3)	74.25	8/20/2025
	2/12/2015	Stock Options		41,377	(4)	30.46	2/12/2025
	2/14/2014	Stock Options		38,257	(5)	22.56	2/14/2024
	7/1/2013	Stock Options		531,998	(6)	22.56	7/1/2023
Mr. Pelleissone	3/1/2016	RSU-match						7,939	693,233
	8/20/2015	Stock Options		67,341	(3)	74.25	8/20/2025
	2/12/2015	Stock Options		14,777	(4)	30.46	2/12/2025
	2/14/2014	Stock Options		37,094	(5)	22.56	2/14/2024
	7/1/2013	Stock Options		443,332	(6)	22.56	7/1/2023
Mr. Romaneiro	3/1/2016	RSU-match						7,183	627,220
	3/1/2016	Stock Options		38,630	(7)	77.66	3/1/2026
	2/12/2015	Stock Options		31,618	(4)	30.46	2/12/2025
	5/21/2014	Stock Options		88,666	(8)	22.56	5/21/2024
	2/14/2014	Stock Options		22,353	(5)	22.56	2/14/2024
	7/1/2013	Stock Options		265,999	(6)	22.56	7/1/2023
Mr. Zoghbi	3/1/2016	RSU-match						16,021	1,398,954
	2/26/2015	Stock Options	61,110			52.70	2/26/2025
	2/27/2014	Stock Options	52,212			45.59	2/27/2024
	2/25/2013	Stock Options	50,757			38.63	2/25/2023
	2/23/2012	Stock Options	16,720			32.54	2/23/2022

(1)	For all Matching RSUs, dividends are reinvested at the dividend payment date in additional RSUs that are subject to the same restrictions as the original grant.

(2)
The market value of the shares that have not vested is based on the closing price of $87.32 for Kraft Heinz common stock on December 30, 2016, the last trading day of our fiscal year, as reported on NASDAQ.

(3)	100% of the award is scheduled to vest on August 20, 2020.

(4)	100% of the award is scheduled to vest on February 12, 2020. Options and exercise price updated to reflect the conversion in connection with the 2015 Merger.

(5)	100% of the award is scheduled to vest on February 14, 2019. Options and exercise price updated to reflect the conversion in connection with the 2015 Merger.

(6)	100% of the award is scheduled to vest on July 1, 2018. Options and exercise price updated to reflect the conversion in connection with the 2015 Merger.

(7)	100% of the award is scheduled to vest on March 1, 2021.

(8)	100% of the award is scheduled to vest on May 21, 2019. Options and exercise price updated to reflect the conversion in connection with the 2015 Merger.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table sets forth the stock options exercised by the NEOs and the RSUs that vested for the NEOs in 2016:

	Option Awards		Stock Awards
Name(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Mr. Zoghbi	—	—	8,487	617,514

(1)
Messrs. Hees, Basilio, Pelleissone and Romaneiro are excluded because they neither exercised any stock options nor had any vested stock awards in 2016. For Mr. Zoghbi, relates to the January 1, 2016 vesting of deferred compensation units in connection with the termination of the Kraft Foods Group Management Stock Purchase Plan.

(2)	The amounts shown are calculated based on the close price fair market value of our common stock on the date of vesting.
PENSION BENEFITS TABLE

Name(1)	Plan Name	Number of Years of Credited Service(2) (#)	Present Value of Accumulated Benefits(3) ($)	Payments During Last Fiscal Year (4)($)
Mr. Zoghbi	Kraft Foods Group, Inc. Retirement Plan	6.25	169,307	—
	Kraft Foods Group, Inc. Supplemental Plan I	6.25	—	473,430
(1) Messrs. Hees, Basilio, Pelleissone and Romaneiro are excluded because they were not eligible to participate in the legacy Kraft pension plans.
(2) The years of credited service under the plan are equivalent to the years of total U.S. service for Mr. Zoghbi through December 31, 2016.
(3) The amounts reflect the actuarial present value of benefits accumulated under the retirement plan, in accordance with the same assumptions and measurement dates disclosed in the consolidated financial statements contained in our Form 10-K. The assumptions for the plan are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 65 for Mr. Zoghbi. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2016;

•	Retirement Plan lump sum discount rate of 4.19%;

•	RP 2016 Generational Scale MP-2016 Mortality Table; and

•	Present values are calculated as of December 31, 2016.
(4) Effective December 31, 2015, the Kraft Foods nonqualified plans were terminated, which resulted in a lump sum payment to Mr. Zoghbi in early 2016.
NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name(1)	Executive Contributions in 2016 ($)	Registrant Contributions in 2016(2) ($)	Aggregate Earnings in 2016 (2) ($)	Aggregate Withdrawals/Distributions in 2016 (2) ($)	Aggregate Balance as of December 31, 2016 ($)
Mr. Zoghbi	—	—	—	310,354	—
(1) Messrs. Hees, Basilio, Pelleissone and Romaneiro are excluded because they were not eligible to participate in the company non-qualified deferred compensation plans.
(2) Effective December 31, 2015, the Kraft Foods nonqualified plans were terminated, which resulted in a lump sum payment to Mr. Zoghbi in early 2016.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables, footnotes and narratives below reflect the assumption that a hypothetical termination of employment or change in control occurred on the last day of 2016.

Name	Element	Involuntary Term. without Cause (1) or Term. upon Change in Control ($)	Other Types of Separations (2) ($)
Mr. Hees
	Salary	1,000,000	—
	Bonus	—	2,730,574
	Intrinsic Value of Accelerated Stock Options(3)	55,586,360	55,586,360
	Health & Welfare Benefits(4)	36,982	—
TOTAL		56,623,342	58,316,934
Mr. Basilio
	Salary	600,000	—
	Bonus	—	1,500,000
	Intrinsic Value of Accelerated Stock Options(3)	22,484,919	22,484,919
	Health & Welfare Benefits(4)	38,872	—
TOTAL		23,123,791	23,984,919
Mr. Pelleissone
	Salary	600,000	—
	Bonus	—	1,415,810
	Intrinsic Value of Accelerated Stock Options(3)	18,531,065	18,531,065
	Health & Welfare Benefits(4)	38,872	—
TOTAL		19,169,936	19,946,875
Mr. Romaneiro
	Salary	395,437	—
	Bonus	—	484,635
	Intrinsic Value of Accelerated Stock Options(3)	13,571,053	13,571,053
	Health & Welfare Benefits(4)	23,472	—
TOTAL		13,989,963	14,055,688
Mr. Zoghbi
	Bonus(5)	14,000,000	14,000,000
	Health & Welfare Benefits(4)	14,576	—
TOTAL		14,014,576	14,000,000

(1)
No enhanced severance is provided on a termination in connection with a change in control. Kraft Heinz does not have a specified Change in Control Plan for executives and treatment is determined by the plan agreements applicable to each employee. Our severance pay plan provides for 12 months of base salary with a signed release of claims.

(2)	Relates to termination due to death, disability or normal retirement.

(3)
In the event of a termination without cause or due to retirement, death or disability, stock options vest as if 20% of the options vested on each annual anniversary date of the specific grant. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $87.32, the closing price of Kraft Heinz common stock on December 30, 2016 (the last trading day of our fiscal year, as reported on NASDAQ), and the exercise price of the options. RSUs are not presented in this table because no pro rata vesting would occur if such event occurs prior to the second anniversary of the grant.

(4)	Amount reflects 18 months of medical and dental benefit coverage continuation for Messrs. Hees, Basilio, Pelleissone and Romaneiro and 12 months for Mr. Zoghbi.

(5)
Pursuant to the terms of his 2015 Offer Letter, upon termination due to death or disability, Mr. Zoghbi would have been entitled to receive the greater of (i) a pro rata portion of the 2016 Guaranteed Minimum Bonus or (ii) a pro rata portion of the Special Incentive Bonus based on the actual performance results for the 2016 fiscal year. Furthermore, Mr. Zoghbi would have been entitled to a full payment of his $4,000,000 retention bonus if his employment was terminated without cause or due to death or disability.

Severance Pay Plan
NEOs are eligible for benefits under the Severance Pay Plan upon an involuntary termination of employment, such as job elimination, location closing, or reduction in the workforce. NEOs must be willing to provide satisfactory transitional assistance in order to be eligible for severance benefits.
Under the Severance Pay Plan, Messrs. Hees, Basilio, Pelleissone and Romaneiro would be eligible to receive a severance payment equal to 12 months of base salary upon the execution of a release of claims against Kraft Heinz. Severance payments are generally made in a cash lump-sum, but may occasionally be made in periodic payments at Kraft Heinz’s discretion as soon as administratively feasible after the termination of employment and after the former NEO’s executed release has become irrevocable.
In the event that an NEO is rehired within one year after such termination of employment, the NEO will be required to refund to Kraft Heinz the portion of any severance pay that exceeded the amount of earnings the individual would have received as an employee of Kraft Heinz between the time of termination and rehire.
No enhanced severance is provided on a termination in connection with a change in control of Kraft Heinz, and, other than the arrangement with Mr. Zoghbi, Kraft Heinz does not maintain any individual change in control severance or other similar agreements with any of the NEOs. None of the NEOs are entitled to receive a gross-up for golden parachute taxes that may become payable pursuant to Section 280G of the Code in connection with a change in control of Kraft Heinz.
Equity Awards
Generally, in the event of involuntary termination without cause, retirement, death, and disability, the stock options granted to the NEOs would vest as if 20% of the shares vested on each annual anniversary date of the specific grant. For all other terminations and for voluntary resignations, the unvested stock options will be forfeited. Beginning on the termination date, the exercise period is 90 days for termination without cause and resignation and one year for retirement, death and disability. Upon a change in control of Kraft Heinz, there is accelerated vesting for all unvested stock options, unless the awards are assumed or otherwise continued.

OWNERSHIP OF EQUITY SECURITIES
The following table shows the number of shares of our common stock beneficially owned as of February 18, 2017, unless otherwise noted, by each director and Named Executive Officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has, to Kraft Heinz’s knowledge, sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares (1) (2)		Deferred Stock (3)	Total
Directors:
Gregory E. Abel	—		13,560	13,560
Alexandre Behring	—		24,576	24,576
Tracy Britt Cool	—		14,831	14,831
Warren E. Buffett	325,442,152	(4)	—	325,442,152	(4)
John T. Cahill	781,338		4,649	785,987
Feroz Dewan	—		713	713
Jeanne P. Jackson	4,280		12,232	16,512
Jorge Paulo Lemann	—		13,560	13,560
Mackey J. McDonald	—		15,024	15,024
John C. Pope	10,197	(5)	13,482	23,679
Marcel Herrmann Telles	—		13,560	13,560
Named Executive Officers:
Bernardo Hees	48,293		—	48,293
Paulo Basilio	22,225		—	22,225
Eduardo Pelleissone	16,516		—	16,516
Marcos Romaneiro	17,086		—	17,086
George Zoghbi	245,629		—	245,629
All directors and executive officers as a group (21 persons)(6)	326,990,054		126,187	327,116,241

(1)
Excluding shares held by Berkshire Hathaway (see table below), individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of our issued and outstanding common stock as of February 18, 2017.

(2)
Includes the number of Kraft Heinz stock options that are exercisable, or will become exercisable, within 60 days after February 18, 2017 as follows: Mr. Cahill — 633,017; Mr. Zoghbi — 180,799; and all of our current executive officers as a group — 205,652. For Mr. Savina, also includes 1,088 restricted stock units that will vest within 60 days of February 18, 2017.

(3)
Includes RSUs and deferred shares held in the stock deferral plan under the Kraft Heinz Deferred Compensation Plan for Non-Management Directors. These shares accumulate dividends, which are reinvested in common stock. For a description of these deferred shares, see “Compensation of Non-Employee Directors” above.

(4)	See table below regarding beneficial owners of more than 5% of our issued and outstanding common stock.

(5)	Includes 99 shares as to which Mr. Pope disclaims beneficial ownership, as the shares are held in trust for his children’s benefit.

(6)	This group includes, in addition to the individuals named in the table, Emin Mammadov, Rafael Oliveira, Carlos Piani, Francisco Sa and James Savina.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of February 18, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock (1)
3G Funds(2) c/o 3G Capital, Inc. 600 Third Avenue 37th Floor New York, New York 10016	290,727,687	23.8%
Warren E. Buffett(3) Berkshire Hathaway 3555 Farnam Street Omaha, Nebraska 68131	325,442,152	26.7%

(1)	Calculated based on 1,217,136,057 shares of our issued and outstanding common stock as of February 18, 2017.

(2)
Based on the Schedule 13G/A filed on February 15, 2017 by (i) 3G Global Food Holdings, a Cayman Islands limited partnership, (ii) 3G Global Food Holdings GP LP, a Cayman Islands limited partnership (“3G Global Food Holdings GP”), (iii) 3G Capital Partners II LP, a Cayman Islands limited partnership (“3G Capital Partners II”), (iv) 3G Capital Partners Ltd., a Cayman Islands exempted company (“3G Capital Partners Ltd”), and (v) 3G Capital Partners LP, a Cayman Islands limited partnership (“3G Capital Partners LP” and, together with 3G Global Food Holdings, 3G Global Food Holdings GP, 3G Capital Partners II and 3G Capital Partners LP, the “3G Funds”). According to the Schedule 13G/A filing, the 3G Funds own dispositive power over an aggregate of 290,727,687 shares of Kraft Heinz common stock as of December 31, 2016. As a result of the relationships described above under “Corporate Governance and Board Matters — Independence and Related Person Transactions,” Berkshire Hathaway, Mr. Buffett and the 3G Funds may be deemed to be a group for purposes of Section 13(d) of the Exchange Act and therefore may be deemed to hold 616,169,839 shares of Kraft Heinz common stock.

(3)
Based on the Schedule 13G/A filed on February 15, 2017 by Warren E. Buffett and Berkshire Hathaway. As a result of the relationships described above under “Corporate Governance and Board Matters — Independence and Related Person Transactions,” Berkshire Hathaway, Mr. Buffett and the 3G Funds may be deemed to be a group for purposes of Section 13(d) of the Exchange Act and therefore may be deemed to hold 616,169,839 shares of Kraft Heinz common stock.

OTHER MATTERS THAT MAY BE
PRESENTED AT THE ANNUAL MEETING
We do not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons designated as proxies to vote in accordance with their best judgment. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.
PROCEDURAL MATTERS AND FREQUENTLY ASKED QUESTIONS

1.	When and where is the Annual Meeting?
We will hold the Annual Meeting on Wednesday, April 19, 2017, at 11:00 a.m. EDT at the Offices of Reed Smith LLP, 225 Fifth Ave., Pittsburgh, PA 15222.

2.	Who is entitled to vote at the Annual Meeting?
The Board established February 21, 2017 as the record date (the “Record Date”) for the Annual Meeting. Stockholders holding shares of our common stock on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting. At the close of business on the Record Date, 1,217,136,057 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why am I receiving these proxy materials?
You have received the proxy materials because, as of the Record Date, you directly held, and had the right to vote, shares of Kraft Heinz common stock. In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing stockholders entitled to vote at the Annual Meeting with this Proxy Statement, our Form 10-K and a voting ballot (in the form of a proxy card, voting instruction form, or a unique control number that allows you to vote via the Internet or by phone). We refer to these materials collectively as the “proxy materials.” The proxy materials provide important information about Kraft Heinz and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.	What is the difference between registered holders and beneficial holders?
The most common ways in which stockholders hold Kraft Heinz stock are:

•	directly with our transfer agent, Wells Fargo Bank, N.A. (registered stockholders); and

•
indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (beneficial stockholder or stockholder in street name).

If you hold your shares as a registered stockholder, our agent provides the proxy materials to you and your vote instructs the proxies how to vote your shares.
If you hold your shares in street name as a beneficial stockholder, your broker, bank or other nominee provides the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares. If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan in accordance with the plan’s governing documents and applicable law.

5.	How is Kraft Heinz distributing proxy materials?
We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. On or about March 3, 2017, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure Web site. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

6.	How may I request printed copies of the proxy materials?
We will send printed, paper copies of proxy materials free of charge to any stockholder who requests copies by using one of the following methods:

•	By telephone: Call free of charge 1-800-579-1639 in the United States and Canada;

•	Via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to login and order copies; or

•	Via e-mail: Send us an e-mail at sendmaterial@proxyvote.com with the 16 digit control number in the subject line. Your e-mail must include the following information:

•	the 16-digit control number located in the box in the upper right-hand corner of your Notice;

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials;

•	an e-mail address; and

•	if you would like this election to apply to the delivery of materials for all future meetings, the word “Permanent” and the last 4 digits of your tax identification number in the e-mail.
These materials are also available at https://materials.proxyvote.com/500754.

7.	What is the quorum requirement?
A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

8.	What vote is needed to elect directors?
Our By-Laws provide that, to be elected at this Annual Meeting, a director nominee must receive more votes FOR than votes AGAINST. Abstentions and broker non-votes are not considered as votes FOR or votes AGAINST the nominees and will have no effect on the election of directors.
Under our Guidelines, in an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Governance Committee for its consideration. The Governance Committee then recommends to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the Governance Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results. In contested elections, the voting standard is a plurality of votes cast.

9.	What vote is needed to approve the other proposals?
Approval of each proposal, other than the election of directors, requires the favorable vote of a majority of votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the meeting. Abstentions and broker non-votes are not considered as votes cast and will have no effect on the matter.

10.	How do I vote my shares?
If you are a registered stockholder, you may vote:

•	via the Internet at www.proxyvote.com. The Internet voting system will be available until 11:59 p.m. EDT on April 18, 2017;

•
by telephone. If you are located within the United States and Canada, call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available until 11:59 p.m. EDT on April 18, 2017;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Wednesday, April 19, 2017; or

•	in person at the Annual Meeting. Please refer to Question 19 below for information regarding attendance at the Annual Meeting.
If you hold your shares in street name, you may vote:

•
via the Internet at www.proxyvote.com (16-digit control number is required), by telephone or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•
in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please refer to Question 19 below for information regarding attendance at the Annual Meeting.

11.	What are broker non-votes?
As described above in Question 4, if you hold your shares in street name, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. If you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares on “routine” matters. The ratification of the selection of the independent auditors (Proposal 3) is the only item on the agenda for the Annual Meeting that is considered routine. If you do not provide voting instructions and your nominee votes your shares, your shares will be counted toward the quorum for the Annual Meeting and voted on Proposal 3, but they will not be voted on the other items on the agenda, resulting in “broker non-votes” with respect to those other items.

12.
I am a current/former Kraft or Kraft Heinz employee and have investments in the Kraft Heinz Stock Fund(s) of the Kraft Heinz Savings/KH Union Savings 401(k) Plans and/or the Kraft Heinz Canada ULC Retirement Savings Plan. Can I vote? If so, how do I vote?

Yes, you are entitled to vote, and your proxy card, or control number for voting electronically, includes all shares allocated to your Kraft Heinz Stock Fund account(s). Your vote directs the plan(s) trustee(s) how to vote the shares allocated to your Kraft Heinz Stock Fund account(s).
In order to direct the plan(s) trustee(s) how to vote the shares held in your Kraft Heinz Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. EDT on April 16, 2017. If your voting instructions or proxy card are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been timely received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Please follow the instructions for registered stockholders described in Question 10 above to cast your vote. Note, however, that although you may attend the Annual Meeting, you may not vote shares held in your Kraft Heinz Stock Fund account(s) at the meeting.

13.	May I change or revoke my vote?
Yes. If you are a registered stockholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or by telephone or the Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, IL 60601.
If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

14.	Who bears the cost of soliciting votes for the Annual Meeting?
We bear the cost of soliciting your vote. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.
We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial stockholders) and reimburse those firms for related out-of-pocket expenses.

15.	What is “Householding”?
Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of Kraft Heinz common stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A stockholder who wishes to receive a separate copy of the Notice or proxy materials, now or in the future, should submit this request by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-866-540-7095. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

16.	Are my votes confidential?
Yes. Your votes will not be disclosed to our directors, officers or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures or (d) as necessary to allow the inspector of election to certify the results.

17.	Who counts the votes?
Broadridge Financial Solutions, Inc. will receive and tabulate the proxies, and a representative of Broadridge Financial Solutions will act as the inspector of election and will certify the results.

18.	How do I find out the voting results?
We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before April 25, 2017. The Form 8-K will be available at http://ir.kraftheinzcompany.com/sec.cfm and on the SEC’s Web site at www.sec.gov.

19.	What do I need to do if I would like to attend the Annual Meeting?
If you would like to attend the Annual Meeting, you must have been a stockholder of record on the Record Date and you must obtain an admission ticket in advance. Admission tickets can be printed by accessing the “Register for Meeting” link at www.proxyvote.com and following the instructions provided (you will need the 16-digit control number included on your proxy card, voting instruction form or notice). Requests for admission tickets will be processed in the order in which they are received and must be requested no later than April 12, 2017. Stockholders may direct questions about the admission tickets to annualmeeting@KraftHeinzCompany.com or by calling 1-847-646-5494. Due to space constraints and other security considerations, we are not able to admit the guests of either stockholders or their legal proxy holders. Seating at the Annual Meeting is available on a first-come, first-served basis. In addition to an admission ticket, you will be asked to present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.
Security measures may include bag search, metal detector and other search devices. The use of cameras (including cell phones with photographic capabilities), recording devices, smart phones and other electronic devices is strictly prohibited.

2018 ANNUAL MEETING OF STOCKHOLDERS
We presently anticipate that the 2018 annual meeting of stockholders will be held on or about April 19, 2018.
Under our By-Laws, a stockholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. Accordingly, to be considered at the 2018 annual meeting of stockholders, our Corporate Secretary must receive a stockholder’s written notice of nomination or proposal on or after November 20, 2017 and on or before December 20, 2017. If we change the date of an annual meeting by more than 30 days before or more than 60 days after the date of the previous year’s annual meeting, then we must receive this written notice no later than 120 days, and no earlier than 150 days, before the date of that annual meeting or, if the first public announcement of the date of an annual meeting is less than 120 days prior to the date of such annual meeting, then we must receive this written notice no later than the 10th day following the day on which public announcement of the date of such annual meeting is first made by us.
Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of the release date of our proxy statement for the previous year’s annual meeting. Accordingly, to be considered for inclusion in our 2018 proxy statement, we must receive a stockholder’s submission of a proposal on or before the close of business on November 3, 2017.
Stockholders should mail all nominations and proposals to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, Illinois 60601. You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address.

March 3, 2017	James J. Savina
Senior Vice President, Global General Counsel and Corporate Secretary

KraftHeinz

THE KRAFT HEINZ COMPANY
200 EAST RANDOLPH ST.
SUITE 7600
CHICAGO, IL 60601

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDER MEETING ADMISSION
In order to attend the meeting, you must obtain an admission ticket by going to the "Register for Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E18356-P86463-Z69364 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE KRAFT HEINZ COMPANY

The Board of Directors recommends a vote FOR each of the director nominees listed in Proposal 1.

1. Election of Directors:

	For	Against	Abstain
1a. Gregory E. Abel	☐	☐	☐
1b. Alexandre Behring	☐	☐	☐
1c. Warren E. Buffett	☐	☐	☐
1d. John T. Cahill	☐	☐	☐
1e. Tracy Britt Cool	☐	☐	☐
1f. Feroz Dewan	☐	☐	☐
1g. Jeanne P. Jackson	☐	☐	☐
1h. Jorge Paulo Lemann	☐	☐	☐
1i. Mackey J. McDonald	☐	☐	☐
1j. John C. Pope	☐	☐	☐
1k. Marcel Herrmann Telles	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

The Board of Directors recommends a vote FOR Proposals 2 and 3.

The Board of Directors recommends a vote AGAINST Proposals 4, 5 and 6.

	For	Against	Abstain
4. Shareholder proposal: resolution related to sustainability and nutrition.	☐	☐	☐
5. Shareholder proposal: resolution related to packaging.	☐	☐	☐
6. Shareholder proposal: resolution related to deforestation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

KraftHeinz

THE KRAFT HEINZ COMPANY
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, April 19, 2017
11:00 a.m. EDT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E18357-P86463-Z69364

THE KRAFT HEINZ COMPANY Annual
Meeting of Stockholders April 19, 2017
11:00 a.m. EDT
This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 19, 2017.
The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted "FOR" Proposals 1, 2 and 3 and "AGAINST" Proposals 4, 5 and 6.
By signing the proxy, you revoke all prior proxies and appoint James J. Savina and Chris H. Anderson and each or either of them with full power of substitution, to vote the shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof. In addition, if you are a current or former Kraft Heinz employee and have investments in the Kraft Heinz Stock Fund(s) of the Kraft Heinz Savings/KH Union Savings 401(k) Plans and/or the Kraft Heinz Canada ULC Retirement Savings Plan, on February 21, 2017, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on April 16, 2017, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Kraft Heinz Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). If you are a participant in the Altria Deferred Profit-Sharing Plan for Hourly Employees, the Altria Deferred Profit-Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the MillerCoors LLC Employees' Retirement & Savings Plan, you are directing those plans' trustees how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on April 16, 2017, the trustees will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Address changes/comments: ______________________________

____

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side